      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               PCQUOTE.COM, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7375                  36-4284139
 (State or other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                       300 SOUTH WACKER DRIVE, SUITE 300
                            CHICAGO, ILLINOIS 60606
                                 (312) 913-2800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     JIM R. PORTER, CHIEF EXECUTIVE OFFICER
                               PCQUOTE.COM, INC.
                       300 SOUTH WACKER DRIVE, SUITE 300
                            CHICAGO, ILLINOIS 60606
                                 (312) 913-2800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       DONALD E. FIGLIULO, ESQ.                      NEIL GOLD, ESQ.
   Wildman, Harrold, Allen & Dixon             Fulbright & Jaworski L.L.P.
        225 West Wacker Drive                        666 Fifth Avenue
     Chicago, Illinois 60606-1229                New York, New York 10103

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED(1)          SHARE(2)          PRICE(1)(2)       REGISTRATION FEE
Common Stock, $.01 par value per share.....      8,912,500             $14.00           $124,775,000          $34,687

(1) Includes 1,162,500 shares of common stock issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of the Registration Fee in accordance with Rule 457(a) of the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION - JUNE 9, 1999
PROSPECTUS
--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. PCQUOTE.COM MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                7,750,000 Shares

                                     [LOGO]
                                  Common Stock

-------------------------------------------------------------------------

PCQuote.com, Inc. is offering 5,800,000 shares and HyperFeed Technologies, Inc., the selling stockholder, is offering 1,950,000 shares of common stock in an initial public offering.

PCQuote.com is a leading Internet-based provider of high performance, real-time financial data, timely business news and comprehensive research and analytical tools.

Prior to this offering, there has been no public market for our common stock. It is anticipated that the public offering price will be between $12.00 and $14.00 per share. The shares of PCQuote.com will be included for quotation in the Nasdaq National Market under the symbol "PCQT".

                                                                      Per Share           Total
Public offering price............................................  $                 $
Underwriting discounts and commissions...........................  $                 $
Proceeds, before expenses, to PCQuote.com........................  $                 $
Proceeds to selling stockholder..................................  $                 $

SEE "RISK FACTORS" ON PAGES 7 TO 18 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE SHARES OF PCQUOTE.COM.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

The underwriters may, under certain circumstances, purchase up to 387,500 additional shares from PCQuote.com and up to 775,000 additional shares from the selling stockholder at the public offering price, less underwriting discounts
and commissions. Delivery and payment for the shares will be on              ,
1999.

PRUDENTIAL SECURITIES
                   U.S. BANCORP PIPER JAFFRAY
                                        FAC/EQUITIES
                                                  E*OFFERING

             ,1999

[Pictures of the WWW.PCQUOTE.COM, MARKETSMART-REAL.PCQUOTE.COM and WWW.CNNFN.COM
                           Web sites and PCQuote 6.0]

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
Prospectus Summary................     3

Risk Factors......................     7

Forward Looking Statements........    18

Use of Proceeds...................    19

Dividend Policy...................    19

Dilution..........................    20

Capitalization....................    21

Selected Financial Data...........    22

Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......    23

Business..........................    30

                                    PAGE
                                    ----

Management........................    41

Principal and Selling
  Stockholders....................    46

Certain Transactions..............    48

Description of Capital Stock......    55

Shares Eligible for Future Sale...    57

Underwriting......................    58

Legal Matters.....................    60

Experts...........................    60

Where You Can Find Additional
  Information.....................    60

Index to Financial Statements.....   F-1

--------------------------------------------------------------------------------

    The terms "PCQuote.com", "we", "our" and "us" refer to PCQuote.com, Inc. unless the context suggests otherwise. The term "you" refers to a prospective investor.

    Our Web sites' addresses are WWW.PCQUOTE.COM and MARKETSMART-REAL.PCQUOTE.COM. The information on our Web sites is not a part of this prospectus.

    PCQuote and PCQuote.com are two of our service marks. This prospectus also includes trademarks and trade names of other companies.
--------------------------------------------------------------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that investors should consider before investing in the common stock of PCQuote.com. Investors should read the entire prospectus carefully.

                                  PCQUOTE.COM

    PCQuote.com is a leading, Internet-based provider of high performance, real-time financial data, timely business news and comprehensive research and analytical tools. We are a leader in the online financial information industry in terms of data speed and reliability. Many existing online financial or business Web sites focus on financial news, quotes or analysis. We combine all of these features in a comprehensive portfolio of services targeted at sophisticated investors. Our investor service offerings consist of two Web sites, WWW.PCQUOTE.COM and MARKETSMART-REAL.PCQUOTE.COM, and two Internet-enabled desktop applications, PCQuote 6.0 and PCQuote Orbit. Our services provide access to sophisticated and dynamic financial information that allows users to make informed investment decisions. We also offer several business-to-business services that enable clients to present financial data and information on their Web sites or desktop applications.

    WWW.PCQUOTE.COM is our free Web site that provides access to delayed quotes, news, research and analytical tools. Through our strategic relationship with CNNFN, we provide users of our Web sites with access to timely, original news headlines and stories published by CNNFN. WWW.PCQUOTE.COM serves as the primary marketing and promotions engine for the rest of the services we provide. According to @plan, our demographics provider, the number of unique visitors to our WWW.PCQUOTE.COM Web site grew from approximately 796,000 per month in their Winter 1998 report (covering the months of July to September 1998) to approximately 912,000 per month in their Spring 1999 report (covering the months of October to December 1998). Our Web sites attract a more sophisticated investor than many general purpose financial Web sites. This results in user demographics that are more attractive to potential advertisers. Our visitors are, on average, more affluent and more likely to use the Web for online shopping than visitors to many other financially-oriented Web sites.

    MARKETSMART-REAL.PCQUOTE.COM is our subscription-based Web site that provides real-time, snapshot market quotations, along with all of the news, research and analytical tools that are available on WWW.PCQUOTE.COM. This site is targeted toward a more sophisticated investor than is WWW.PCQUOTE.COM. MARKETSMART-REAL.PCQUOTE.COM uses sparse graphics, text indices and creative advertising to speed download times and give users faster access to the site's content.

    We offer two Internet-enabled desktop services, PCQuote 6.0 and PCQuote Orbit, that provide streaming quotes and a variety of real-time analytical tools. PCQuote 6.0 provides our subscribers with a professional-quality, NASDAQ level II, real-time quote system that offers reliable, streaming real-time market data for all North American equities and options. PCQuote 6.0 is online trading-enabled and offers order execution capabilities through participating broker-dealers. PCQuote Orbit, which we expect to launch in Summer 1999, provides subscribers with streaming, real-time market quotations delivered via an Internet-enabled desktop application.

                                  OUR STRATEGY

    Our objective is to strengthen our position as a leading, Internet-based provider of high performance, real-time financial data, timely business news and comprehensive research and analytical tools. We intend to achieve our objective by pursuing the following key strategies:

    - build brand awareness to attract additional traffic

    - capitalize on user demographics attractive to advertisers

    - create up-sell opportunities through our service offerings

    - leverage relationships with strategic partners

    - expand our Web sites as comprehensive financial information destinations

    - maintain our superior technological platform

    To date, we have not broadly marketed our services. We intend to use a portion of our net proceeds from this offering to aggressively market and promote our Web sites and other service offerings in a variety of traditional and online media. We believe that our marketing efforts will enable us to significantly grow our advertising base by capitalizing on the attractive demographics of our users. These marketing efforts are also intended to build brand awareness, increase traffic to our Web sites and create a source of potential subscribers for our services. We currently derive our revenues primarily from the sale of subscriptions to our services and, to a lesser extent, from advertising. We believe that our varied service offerings provide us with the opportunity to derive increased revenues from multiple revenue sources, including subscriptions, advertising and business-to-business services.

                                    ABOUT US

    Our WWW.PCQUOTE.COM Web site was first established in July 1995 by our parent, PC Quote, Inc., a provider of securities market data. PC Quote, which was founded in 1983, approved a change of its corporate name to Hyperfeed Technologies, Inc., in April 1999. This name change is subject to stockholder approval at their annual meeting to be held on June 16, 1999. We will refer to our parent as HyperFeed Technologies in this prospectus. We operated as part of HyperFeed Technologies until we were incorporated in March 1999 as a wholly-owned subsidiary of HyperFeed Technologies.

    Prior to the consummation of this offering, HyperFeed Technologies will separate the business of PCQuote.com and our associated assets and liabilities from HyperFeed Technologies' other businesses and operations. As a separate entity, we believe we will be afforded more flexibility in considering opportunities that are available to Internet businesses. We will enter into a number of agreements with HyperFeed Technologies providing for our separation from our parent and governing various interim and ongoing relationships between us and HyperFeed Technologies.

    Our address is 300 South Wacker Drive, Suite 300, Chicago, Illinois 60606 and our telephone number is (312) 913-2800.

                                  THE OFFERING

Shares offered by PCQuote.com...............  5,800,000 shares

Shares offered by the selling stockholder...  1,950,000 shares

Total shares outstanding after this
  offering..................................  15,728,948 shares

Use of proceeds by PCQuote.com..............  Sales and marketing, acquisition of content, purchase of new systems and technologies,
                                              hiring of additional employees, repayment of
                                              short-term liabilities and general corporate
                                              purposes, including working capital.

Proposed Nasdaq National Market symbol......  PCQT

    You should be aware that the total shares outstanding after this offering do not include:

    - shares subject to outstanding options with a weighted average exercise price of $
     per share;

    - 386,842 shares subject to an outstanding warrant with an exercise price of $.01 per share;

    - shares reserved for issuance under options that we may grant under our 1999 Combined Incentive and Non-statutory Stock Option Plan; and

    - 387,500 shares issuable by us upon exercise of the underwriters' over-allotment options from us.

    The shares offered by the selling stockholder do not include 775,000 shares that may be sold by it upon exercise of the underwriters' over-allotment options from it.

    Unless otherwise specified, the information in this prospectus reflects the
9,800-for-1 stock split of our common stock as of           , 1999.

                                  RISK FACTORS

    You should consider the risk factors before investing in our common stock and the impact from various events that could adversely affect our business. See "Risk Factors".

                             SUMMARY FINANCIAL DATA

    The following tables summarize the financial data for our business and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus. The financial data are presented as if our business had been a separate entity since we commenced operations in July 1995.

    The As Adjusted column in the Balance Sheet Data table below reflects our receipt of the estimated net proceeds of $68.7 million from our sale of 5,800,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share. The As Adjusted column also reflects the issuance to CNNFN on April 12, 1999 of a warrant to purchase 515,790 shares of our common stock and the purchase by CNNFN on April 29, 1999, of 128,948 shares of our common stock upon exercise of the vested portion of this warrant.

                                                                                        THREE MONTHS ENDED MARCH
                                              YEAR ENDED DECEMBER 31,                             31,
                               ------------------------------------------------------  --------------------------
                                   1995          1996          1997          1998          1998          1999
                               ------------  ------------  ------------  ------------  ------------  ------------
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenues.....................  $         --  $        973  $      4,763  $      9,912  $      1,898  $      3,259
Total operating expenses.....            70         2,096         3,850         5,027         1,253         1,268
Loss from operations.........           (70)       (1,936)       (3,288)       (1,658)         (747)         (283)
Net loss.....................  $        (70) $     (1,962) $     (4,572) $     (2,162) $       (850) $       (288)
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------
Pro forma basic and diluted
  net loss per share.........  $       (.01) $       (.20) $       (.47) $       (.22) $       (.09) $       (.03)
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------
Pro forma shares used in the
  calculation of basic and
  diluted net loss per
  share(1)...................     9,800,000     9,800,000     9,800,000     9,800,000     9,800,000     9,800,000
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------

                                                                                                 MARCH 31, 1999
                                                                                             ----------------------
                                                                                              ACTUAL    AS ADJUSTED
                                                                                             ---------  -----------
                                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:

Cash and cash equivalents..................................................................  $      --   $  67,368
Total assets...............................................................................      3,575      76,443
Long-term liabilities......................................................................         --          --
Total stockholders' equity.................................................................        919      75,141

(1) Pro forma shares used in the calculation of basic and diluted net loss per share reflects shares outstanding as of March 31, 1999 as if they were outstanding for all periods presented.

                                  RISK FACTORS

    You should carefully consider the following risk factors, in addition to the other information included in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, financial condition and results of operations, as well as adversely affect the value of an investment in our common stock. This investment involves a high degree of risk.

    RISKS RELATED TO OUR BUSINESS

    WE HAVE A LIMITED OPERATING HISTORY AND THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS.

    We have yet to conduct our business as an independent entity. Our financial statements are reported on a basis as if we had been separated from HyperFeed Technologies during the periods reported. We have only a limited operating history upon which you can evaluate our business and prospects. A purchaser of our common stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, especially Web-based financial data and business information companies.

    WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE LOSSES BECAUSE WE ANTICIPATE THAT OUR OPERATING EXPENSES WILL GROW MORE QUICKLY THAN OUR REVENUES.

    We have incurred operating losses in each fiscal quarter reported. We expect operating losses and negative cash flows to continue for the foreseeable future. We intend to significantly increase our operating expenses and make additional capital investments in our business. We will need to generate significant revenues to achieve and maintain profitability and we cannot assure you that we will be able to do so. If we are able to become profitable, we cannot assure you that we will be able to sustain or increase our profitability on a quarterly or annual basis.

    WE NEED TO MAINTAIN AND INCREASE OUR SUBSCRIBER BASE IN ORDER TO ACHIEVE PROFITABILITY.

    Our future success is highly dependent on our ability to increase the number of subscribers for our services. The number of Internet users willing to subscribe to real-time financial data and analytical tools may not continue to increase. If the market for subscription-based, real-time financial data and analytical tools develops slower than we expect, our business, financial condition and results of operations could be materially and adversely affected. Any significant downturn or other negative development with respect to activity in financial exchanges and markets could significantly reduce the number of subscribers for our services. In addition, we presently offer a portion of our content for free. We may increase the amount of content or services offered for free to increase traffic to our Web sites. Increased free content or services could reduce the number of persons willing to pay for our subscription services. Substantially all of our subscription contracts are of relatively short duration and may be canceled on short notice.

    FAILURE TO CONTINUE TO ADD COMPELLING CONTENT THAT ATTRACTS OUR TARGET AUDIENCE COULD CAUSE OUR AUDIENCE SIZE TO DECREASE OR CHANGE THE DEMOGRAPHICS OF OUR AUDIENCE.

    Our future success depends on our ability to continue to add content that satisfies the financial and investing information needs of our target audience. If our content does not satisfy the needs of our users, then the size of our audience could decrease or the demographic characteristics of our audience could change. Either of these results would adversely affect our ability to attract advertisers. Our ability to expand and enhance our Web sites depend on several factors, including the following:

    - technical expertise of our production and design staff;

    - ability to enter into additional strategic relationships; and

    - access to third party content.

    WE NEED TO INCREASE THE NUMBER OF VISITORS TO OUR WWW.PCQUOTE.COM WEB SITE IN ORDER TO ATTRACT ADVERTISING REVENUE.

    We expect that the portion of our revenues derived from advertising will grow. We plan to aggressively promote our services in print, broadcast and online media to build traffic to our Web sites. Increasing the number of visitors to our WWW.PCQUOTE.COM Web site is critical to selling advertising and generating larger revenues. If we cannot increase the size of our audience, then we may be unable to attract new or retain existing advertisers. To attract and retain a demographically desirable audience, we must do the following:

    - continue to offer compelling content;

    - encourage our users to become part of our community;

    - conduct effective marketing campaigns to attract new users;

    - develop new and maintain existing distribution relationships with other Web sites;

    - update and enhance the features of our Web sites;

    - increase awareness of the "PCQuote" brand; and

    - offer targeted services.

    Our failure to achieve one or more of these objectives could adversely affect our business. We cannot assure you that we will be successful in these efforts.

    We may not be able to build a loyal community of users of WWW.PCQUOTE.COM. We believe community features help retain actively engaged users. The concept of developing a community on a Web site is unproven. If developing a community is not successful, then it may be more difficult to increase the size of our audience.

    We also depend on establishing and maintaining distribution relationships with high-traffic Web sites to increase our audience. There is intense competition for placement on these sites, and we may not be able to enter into relationships on commercially reasonable terms or at all. Even if we enter into distribution relationships with other Web sites, they may not attract significant numbers of users and we may not obtain additional users from these relationships.

    OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, ADVERSELY AFFECTING THE PRICE OF OUR COMMON STOCK.

    Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. These factors include:

    - the number of individuals who use the Web;

    - the number of visitors to our Web sites, which can fluctuate significantly as a result of financial market activity and business and financial news events;

    - increases in fees that we are required to pay to financial exchanges for quotes and other financial information;

    - our ability to attract and retain advertisers;

    - changes in rates paid for Web advertising resulting from seasonality, competition or other factors;

    - the amount and timing of costs related to our marketing efforts;

    - fees we may pay for distribution or content agreements;

    - new services or Web sites introduced by us or our competitors; or

    - technical difficulties or system downtime affecting the Web generally or the operation of our Web sites specifically.

    We believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. In addition, it is possible that in a particular quarter our operating results may be below the expectations of market analysts and investors. This could result in the price of our common stock being materially and adversely affected.

    OUR FUTURE REVENUES CANNOT BE PREDICTED WITH CERTAINTY AND MAY NOT BE ABLE TO KEEP PACE WITH OUR EXPENSES IN THE NEAR FUTURE.

    To attract and retain a larger audience, we plan to significantly increase our expenditures for marketing our "PCQuote" brand and for content, technology and infrastructure development. Many of these expenditures are planned or committed in advance in anticipation of future revenues. Our cost structure could change dramatically as we increasingly operate independently from HyperFeed Technologies. If our revenues are lower than expected, we may not be able to reduce spending accordingly. We believe brand awareness will be critical to increasing our audience, especially because there are few barriers to entry for Internet businesses. If we do not increase our revenues as a result of our branding and other marketing efforts or if we otherwise fail to promote our brand successfully, our business, financial condition and results of operations could be materially and adversely affected.

    THERE IS INTENSE COMPETITION WITH RESPECT TO WEB SITES PROVIDING BUSINESS AND FINANCIAL NEWS AND INFORMATION.

    Many Web sites compete for consumers' and advertisers' attention and spending. The competition is particularly intense with respect to Web sites in the business and financial news and information areas. New competitors may emerge and rapidly acquire significant market share. For example, Dow Jones recently announced that it will introduce a free Web site that will offer business and financial information. Increased competition could result in price reductions for subscription services or advertising, reduced margins or loss of market share. Any of these could materially and adversely affect our business, financial condition and results of operations.

    We compete for subscribers, advertisers and content providers with many types of companies, including:

    - Web sites targeted to business, finance and investing needs, such as CBS.Marketwatch.com, TheStreet.com, The Motley Fool and Quote.com;

    - Web portals, such as EXCITE.COM, INFOSEEK.GO.COM, LYCOS.COM, YAHOO.COM and other high-traffic Web sites that offer quotes, financial news and/or other programming, as well as links to business-and finance-related Web sites;

    - proprietary online services, such as America Online and Microsoft Network, that provide access to financial and business-related content and services;

    - online brokerage firms, such as Charles Schwab and E*TRADE, many of which provide financial and investment news and information;

    - providers of terminal-based financial news and data, such as Bloomberg Business News, Reuters News Service, Dow Jones Markets and Bridge News Service; and

    - publishers and distributors of traditional media, including television, radio and print, such as CNBC, Marketplace on National Public Radio and The Wall Street Journal.

    MANY OF OUR EXISTING OR POTENTIAL COMPETITORS HAVE GREATER RESOURCES THAN
    US.

    Many of our existing competitors, as well as our potential competitors, have longer operating histories on the Web, greater name recognition, larger customer bases, higher amounts of user traffic and significantly greater financial, technical and marketing resources than we do. These competitors may also be able to

    - undertake more extensive marketing campaigns;

    - adopt more aggressive pricing policies;

    - engage in more extensive research and development;

    - make more attractive offers to existing and potential employees, strategic partners, advertisers and content providers;

    - respond more quickly to new or emerging technologies and changes in Web user requirements; and

    - develop services that are superior to or achieve greater market acceptance than our services.

    WE DEPEND ON ESTABLISHING AND MAINTAINING STRATEGIC RELATIONSHIPS.

    Our business strategy depends on establishing and maintaining strategic relationships with providers of global financial news and other content. There is intense competition for these types of relationships. Many companies with whom we wish to develop strategic relationships also offer services that compete with ours. We may not be able to enter into the strategic relationships that we pursue or maintain our current relationships on commercially reasonable terms, or at all. We cannot be sure that any strategic relationship will result in increased use of our Web sites or other services. To the extent we enter into a strategic relationship to build traffic to our Web sites, any decline in the popularity of our strategic partner's Web site would adversely affect our ability to increase traffic to our sites.

    WE RELY ON A SOFTWARE LICENSING AGREEMENT THAT COULD BE TERMINATED OR ALLOWED TO EXPIRE.

    The software we use to offer our PCQuote 6.0 service is licensed to us from Townsend Analytics. For the year ended December 31, 1998, we derived 78.2 % of our revenues, and for the three months ended March 31, 1999, we derived 86.8% of our revenues, from subscriptions to our PCQuote 6.0 service or from private label versions of that service. Accordingly, if our license from Townsend Analytics were terminated or if we were for any reason unable to make use of the licensed software, it would have a material and adverse effect upon our business, financial condition and results of operations. If any upgrade is made by Townsend Analytics to the licensed software, they are required to make the same upgrade available to us. Townsend Analytics is not required to make changes in the licensed software to assist us in responding to changes in the industry or the introduction of new or improved competitive services. Any resulting inability on our part to enhance or otherwise modify our PCQuote 6.0 service in response to these developments could have a material and adverse effect on our business, financial condition and results of operations. Our license agreement with Townsend Analytics is for an initial term ending December 4, 2000 and provides for automatic one-year renewals unless either party delivers a notice of nonrenewal 90 days prior to the termination date.

    WE NEED TO EMPLOY ADDITIONAL PERSONNEL IN ORDER TO CONDUCT AND GROW OUR BUSINESS.

    As a result of our separation from HyperFeed Technologies and our anticipated growth, we need to employ additional technical and other personnel to perform functions for us that were previously handled by employees of HyperFeed Technologies. We believe that our future success will depend upon our ability to identify, attract, hire, train, motivate and retain highly-skilled technical, managerial, engineering, marketing, sales and customer service personnel. Competition for qualified computer programming and other technical personnel is particularly intense. At times we have experienced difficulties in attracting new technical personnel. We may not be successful in attracting, assimilating or retaining a sufficient number of qualified personnel to conduct our business in the future. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

    WE MAY NOT BE ABLE TO ADEQUATELY MANAGE OUR EXPECTED GROWTH.

    We have experienced rapid growth in our operations. Our rapid growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. We will have to implement and improve operational and financial systems, procedures and managerial controls. We cannot assure you that we have made adequate allowances for the costs and risks associated with our expected expansion. Our systems, procedures and managerial controls may not be adequate to support our operations. We may not be able to successfully offer and expand our services. If we are unable to successfully manage this growth, our business, financial condition and results of operations could be materially and adversely affected.

    WE RELY HEAVILY ON OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES.

    Our success is highly dependent upon the efforts and abilities of our executive officers and other key employees, particularly Jim R. Porter, our Chief Executive Officer and Chairman of our Board of Directors. The loss of services of any of our executive officers or key employees could have a material and adverse effect upon our business, financial condition and results of operations. Mr. Porter will devote one-half of his business time to our business and the other half to HyperFeed Technologies. The limitation on Mr. Porter's availability could impact our ability to expand our operations and develop our business.

    Two of our executive officers, Timothy K. Krauskopf, our President and Chief Operating Officer, and Andrew N. Peterson, our Chief Financial Officer, joined us in April 1999. These individuals have not previously worked together or with the other members of our management team. We cannot be sure that our new management team will be able to successfully manage our growth.

    AN INCREASE IN USERS MAY STRAIN OUR SYSTEMS AND CAUSE THEM TO MALFUNCTION.

    News, financial developments or a significant growth in average trading volume from current levels could cause an increase in the use of our services, materially and adversely affecting our ability to deliver services. We are seeking to significantly grow our user base. Our infrastructure must be able to accommodate an increasing volume of traffic and deliver the real-time quotes and frequently updated news that our subscribers expect. Our infrastructure has in the past, and may in the future, experience slower response times or other problems. These problems could cause us to lose a portion of our customer base and materially and adversely affect our business, financial condition and results of operations.

    We depend on information providers, including HyperFeed Technologies, to provide us with information and data on a timely basis. Our services could experience disruptions or interruptions due to a failure or delay in the transmission of this information. We are currently prohibited under the terms of our agreements with HyperFeed Technologies from providing for a back-up data feed source for our PCQuote Orbit service. This prohibition could exacerbate complications arising from any interruption of data feed services from HyperFeed Technologies for this service. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our services. Many of these providers and operators have experienced outages or service delays in the past, and could experience outages, delays and other difficulties due to failures unrelated to our systems. These types of occurrences could cause users to perceive our products as not functioning properly and cause them to use other services to obtain financial data or analytical tools.

    THE FAILURE OF OUR SYSTEMS COULD HARM OUR REPUTATION AND REDUCE OUR REVENUE.

    Our ability to provide timely information, current market data and continuous news updates depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Similarly, our ability to track, measure and report the delivery of advertisements on our site depends on the efficient and uninterrupted operation of a third-party system, Dart by DoubleClick. These systems and operations are vulnerable to damage or interruption from:

    - human error;

    - natural disasters;

    - telecommunication failures;

    - computer viruses; and

    - intentional acts of vandalism and similar events.

    We do not have a formal disaster recovery plan. Any system failure that causes an interruption in our service or a decrease in responsiveness of our Web sites could result in reduced traffic, reduced revenue and harm to our reputation, brand and our relations with advertisers. Any disruption in the Internet access to our Web sites could materially and adversely affect our business, financial condition and results of operations. Our insurance policies may not adequately compensate us for any losses that we may incur because of any failures in our system or interruptions in our delivery of content or services.

    IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR FACE A CLAIM OF INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

    We rely primarily on a combination of copyright, trademark and trade secret law and restrictions on disclosure to protect our intellectual property, such as our content, source codes, trademarks, trade names and trade secrets. We generally enter into confidentiality agreements with our employees, consultants and strategic partners, and seek to control access to and distribution of our proprietary information. Despite our efforts to protect our intellectual property rights and proprietary information from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our proprietary information. This could result in our losing our intellectual property rights. We may need to engage in litigation in order to enforce our intellectual property rights in the future. This litigation could result in substantial costs and diversion of management and other resources, either of which could have a material and adverse effect on our business, financial condition and results of operations.

    From time to time, we may be subject to claims by third parties for alleged infringement of their intellectual property. These claims and any resulting litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. Even if we prevail, litigation could be time-consuming, expensive to defend and result in the diversion of our time and attention. In the event of a successful claim of infringement by a third party, we may need to introduce new content or trademarks, develop non-infringing technology or license the infringed or similar technology, which may be unavailable on commercially reasonable terms. Our failure or inability to do so on a timely basis could materially and adversely affect our business, financial condition and results of operations.

    We use licensed technology, such as software from DoubleClick and data and content from third parties. Because we license some data and content from third parties, our exposure to copyright infringement actions may increase because we must rely upon these third parties for information as to the origin and ownership of the licensed content. The outcome of any litigation between these licensors and a third party or between us and a third party could lead to royalty obligations for which we are not indemnified or for which indemnification is insufficient.

    WE MAY NOT BE ABLE TO MAINTAIN EXCLUSIVE RIGHTS TO WEB DOMAIN NAMES RELATING TO OUR BRAND, WHICH MAY DECREASE THE VALUE OF OUR TRADEMARKS.

    We currently hold two Web domain names relating to our brands, "WWW.PCQUOTE.COM" and "MARKETSMART-REAL.PCQUOTE.COM". Currently, the acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. and in foreign countries is expected to change in the near future. As a result, we may not be able to acquire or maintain relevant domain names in all countries in which we conduct our business. These changes could include the introduction of additional top level domains, which could cause confusion among Web users trying to locate our sites. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or otherwise decrease the value of our trademarks.

    WE MAY NOT BE ABLE TO KEEP UP PACE WITH CONTINUING CHANGES IN TECHNOLOGY.

    Our market is characterized by rapidly changing technology and frequent introduction of new Web sites and other service offerings. To be successful, we must adapt to this rapidly changing environment by continually improving the performance, features and reliability of our services. We could incur substantial costs if we need to modify our services or infrastructure or adapt our technology to respond to these changes. Our business could be materially and adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by users. For example, we intend to introduce additional or enhanced services, such as commentary on options, e-mailed financial updates and news searches. A delay or failure to address technological advances and developments or an increase in costs resulting from these changes could have a material and adverse effect on our business, financial condition and results of operations.

    WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM A SINGLE CUSTOMER.

    Our largest customer, a private label redistributor of PCQuote 6.0, accounted for 11.1% of our total revenues in 1998 and 15.8% of our total revenues in the three months ended March 31, 1999. Under the terms of our license agreement with Townsend Analytics, we will not be able to continue to receive revenues from this customer after December 21, 1999 without the consent of Townsend Analytics. The loss of our largest customer could have a material and adverse effect on our business, financial condition and results of operations. The revenue derived from specific customers and advertisers varies from year to year. We cannot be sure that a specific large customer or advertiser in one year will continue to use our services or advertise on our Web sites in a subsequent year.

    OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE MATERIALLY AND ADVERSELY AFFECTED IF WE ARE NOT YEAR 2000-COMPLIANT.

    We and our subscribers are dependent, to a substantial degree, upon the proper functioning of our and their computer systems, as well as the computer systems of our suppliers and service providers. A failure of these computer systems to correctly recognize dates beyond December 31, 1999 could materially disrupt our operations or the ability of our subscribers to access our Web sites or other service offerings. Disruptions also may arise as a result of third parties not being Year 2000-compliant. Any malfunction in our information technology systems, or those of our suppliers or major customers, could cause us to incur significant costs and have a material and adverse effect on our business, financial condition and results of operations. In addition, we rely on representations made by HyperFeed Technologies regarding the Year 2000-readiness of the information technology systems contributed to us as part of our separation. We have not independently assessed, remediated or corrected any Year 2000 risks relating to these systems.

    RISKS RELATED TO OUR INDUSTRY

    OUR SUCCESS DEPENDS ON CONTINUED GROWTH IN USE OF THE INTERNET.

    The market for Internet-based delivery of financial data and related business information is new and rapidly evolving. Our business, financial condition and results of operations would be materially and adversely affected if Internet usage does not continue to grow significantly. Internet usage may be inhibited for a number of reasons, such as:

    - inadequate network infrastructure;

    - security concerns;

    - inconsistent quality of service; and

    - inability to provide cost-effective, high-speed service.

    Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth. As a result, its performance and reliability may decline. Web sites and proprietary online services have experienced interruptions in their service as a result of outages and other delays. If these outages or delays occur frequently, use of the Internet as a medium for the exchange of information and for commerce could grow more slowly or decline.

    THE ENACTMENT OF NEW LAWS OR CHANGES IN GOVERNMENT REGULATIONS RELATING TO THE INTERNET COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

    Due to the increasing popularity of the Internet, it is possible that laws or regulations may be adopted regarding the Internet, any of which could materially and adversely affect our business. These laws may relate to issues such as user privacy, pricing, taxation and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 sought to prohibit the transmission of certain types of information and content over the Web. The Federal Communications Commission recently decided that a Web user's calls to gain access to the Internet are interstate communications and therefore subject to federal jurisdiction. This could result in an increase in the cost of transmitting data over the Internet. The applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, libel and personal privacy is ambiguous and may take years to resolve. Due to the global nature of the Internet, it is possible that the United States, state governments or foreign countries might attempt to adopt new laws, regulate our services or levy sales or other taxes on our activities. We might unintentionally violate these laws or any new laws that are enacted in the future. Any of these developments could have a material and adverse effect on our business, financial condition and results of operations.

    SECURITY CONCERNS COULD HINDER INTERNET-BASED COMMERCE.

    The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Web. Any well-publicized compromise of security could cause Internet usage to decline. Security breaches could also make people reluctant to use the Internet to conduct transactions that involve transmitting confidential information, such as stock trades or purchases of goods or services. This could result in decreased traffic to our Web sites and reduced subscription and advertising revenue. We may also incur significant costs to protect against the threat of security breaches or to alleviate problems caused by security breaches.

    WE COULD BE LIABLE IF PERSONAL INFORMATION ABOUT OUR USERS IS DISCLOSED; THERE MAY BE LIMITS IMPOSED ON USES OF PERSONAL INFORMATION GATHERED USING THE INTERNET.

    If third parties are able to penetrate our network security or otherwise misappropriate our users' personal or credit card information, we could be subject to liability. We could be subject to claims for unauthorized purchases with credit card information, impersonation or other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation.

    Several states have proposed legislation that would limit the uses of personal information gathered using the Internet. The Federal Trade Commission recently settled a proceeding with one proprietary online service regarding the manner in which personal information was collected from its users and provided to third parties. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of user information. Changes to existing laws or the passage of new laws intended to address these issues could, among other things:

    - create uncertainty in the marketplace that could reduce demand for our services;

    - limit our ability to collect and to use data from our users;

    - increase the cost of doing business as a result of litigation costs or increased service delivery costs; or

    - decrease the efficacy of Internet advertising.

    Like most Web sites, we typically place certain information, commonly referred to as cookies, on a user's hard drive without the user's knowledge or consent. We use cookies for a variety of reasons, including enabling us to limit the frequency with which a user is shown a particular advertisement. Current Internet browsers allow users to modify their browser settings to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Any reduction or limitation in the use of cookies could limit the effectiveness of this technology.

    ACCEPTANCE AND EFFECTIVENESS OF THE INTERNET FOR ADVERTISING ARE UNPROVEN.

    Our future is dependent, in part, on an increase in the use of the Internet for advertising. If the Internet advertising market fails to develop or develops more slowly than we expect, then our business could be adversely affected. The Internet advertising market is new and rapidly evolving and the industry cannot yet gauge the effectiveness of advertising on the Internet as compared to traditional media. As a result, demand for Internet advertising is uncertain. Many advertisers have little or no experience using the Internet for advertising purposes. The adoption of Internet advertising requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Businesses may find advertising on the Internet to be undesirable or less effective for promoting their products and services relative to traditional advertising media.

    Due in part to the proliferation of Web sites selling advertising space on their Web pages, advertising rates charged within the industry generally have been declining over the last year. We do not know whether advertising rates will continue to decline in the future. In addition, different pricing models are used to sell advertising on the Web and it is difficult to predict which model will emerge as the industry standard. For example, advertising rates based on the number of "click throughs," or user requests for additional information made by clicking on the advertisement, instead of rates based on the number of impressions, or times an advertisement is displayed, could adversely affect our revenues since much of our existing advertising is impression-based. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

    RISKS RELATED TO OUR RELATIONSHIP WITH HYPERFEED TECHNOLOGIES

    HYPERFEED TECHNOLOGIES IS IN A POSITION TO CONTROL MATTERS REQUIRING A STOCKHOLDER VOTE, WHICH MAY MATERIALLY AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DENY OUR STOCKHOLDERS AN OPPORTUNITY TO REALIZE A PREMIUM ON THEIR SHARES.

    Upon the closing of this offering, HyperFeed Technologies will beneficially own 49.9% of our outstanding common stock (43.9% if the underwriters exercise their over-allotment options in full). As a practical matter, HyperFeed Technologies will have sufficient voting power to control our management, as well as the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of substantially all of our assets. The members of the Board of Directors of HyperFeed Technologies may be elected by two of HyperFeed Technologies' principal stockholders, PICO Holdings, Inc. and Physicians Insurance Company of Ohio, which collectively beneficially own 47.9% of HyperFeed Technologies' common stock. These two affiliated stockholders are currently in a position to effectively control HyperFeed Technologies' management and the outcome of matters submitted to its stockholders for approval.

    The concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for our common stock. In addition, the market price of our common stock may be materially and adversely affected by events relating to HyperFeed Technologies that are unrelated to us.

    WE DEPEND SOLELY ON HYPERFEED TECHNOLOGIES FOR CERTAIN SERVICES AND IT MAY BE COSTLY TO OBTAIN THESE SERVICES FROM ANOTHER PROVIDER IF HYPERFEED TECHNOLOGIES IS UNABLE OR UNWILLING TO PROVIDE THESE SERVICES TO US.

    HyperFeed Technologies currently provides us with research and development assistance, data feeds, communications lines and related facilities and network operations, as well as administrative, engineering and human resources services. HyperFeed Technologies has experienced significant operating losses during the past three years. Financial problems at HyperFeed Technologies could materially and adversely affect its ability to provide services to us. We may not be able to replace these services, especially the market data feed, without incurring significant additional costs. If we choose to perform these services ourselves, we may not be able to perform them adequately. During any transition, our business could be disrupted. As a result, we could lose a significant number of subscribers, users and advertisers.

    WE DEPEND ON HYPERFEED TECHNOLOGIES FOR IMPROVEMENTS TO PCQUOTE ORBIT AND QUOTESOCKETS.

    We currently license PCQuote Orbit and Quotesockets from HyperFeed Technologies. We may license additional services or technologies from HyperFeed Technologies in the future. HyperFeed Technologies acts as our research and development resource and is responsible for providing software updates to the services we license from them. A delay or failure by HyperFeed Technologies to provide us with updates and improvements to these services may result in our inability to keep pace with changes in technology and user preferences.

    OUR AGREEMENTS WITH HYPERFEED TECHNOLOGIES WILL NOT BE SUBJECT TO DISINTERESTED NEGOTIATIONS.

    As part of our separation from HyperFeed Technologies, we are entering into agreements with HyperFeed Technologies providing for, among other things, our separation from that company, the contribution of assets to us and the provision to us by HyperFeed Technologies of licenses and various services that are important to the conduct of our business. Because we were a division of HyperFeed Technologies, none of these agreements will result from disinterested negotiations.

    CERTAIN MEMBERS OF OUR MANAGEMENT MAY HAVE CONFLICTS OF INTEREST WITH HYPERFEED TECHNOLOGIES.

    Jim R. Porter, Chief Executive Officer and a director of HyperFeed Technologies, is Chief Executive Officer and a director of PCQuote.com. John E. Juska, Chief Financial Officer of HyperFeed Technologies, is a director of PCQuote.com. John R. Hart, a director of HyperFeed Technologies, is a director of PCQuote.com. In addition, several of our executive officers, directors and employees hold shares of HyperFeed Technologies common stock and options to acquire shares of HyperFeed Technologies common stock. Mr. Porter beneficially owns approximately 7.8% of the outstanding common stock of HyperFeed Technologies and Mr. Juska beneficially owns approximately 1.5% of the outstanding common stock of HyperFeed Technologies. Mr. Hart is Chief Executive Officer and a director of PICO Holdings, Inc. and Physicians Insurance Company of Ohio, which collectively beneficially own 47.9% of the outstanding common stock of HyperFeed Technologies.

    These individuals may have conflicts of interest with respect to business opportunities and similar matters that may arise in the ordinary course of the business of HyperFeed Technologies or PCQuote.com. They may also have conflicts of interest with respect to relationships between HyperFeed Technologies and PCQuote.com under inter-company agreements between us and HyperFeed Technologies. Conflicts could be resolved in a manner adverse to us and our stockholders.

    RISKS RELATED TO THIS OFFERING

    YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.

    You will experience an immediate and substantial dilution of $8.71 per share in the net tangible book value per share of our common stock from the initial public offering price, assuming an initial public offering price of $13.00 per share. In addition, the exercise of options and warrants currently outstanding could cause additional substantial dilution to you.

    THERE IS A SIGNIFICANT AMOUNT OF UNALLOCATED NET PROCEEDS AND WE WILL HAVE BROAD DISCRETION IN HOW WE USE THESE PROCEEDS.

    We have not designated any specific uses for a significant portion of the net proceeds of this offering. Therefore, we will have broad discretion in how we use these net proceeds. We may use net proceeds for working capital, business expansion and other general corporate purposes. Investors will have to rely on the judgment of our management regarding the application of our net proceeds from this offering.

    SINCE THERE IS NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK, THE INITIAL PUBLIC OFFERING PRICE MAY BE HIGHER THAN THE PRICE AT WHICH YOU WILL BE ABLE TO RESELL YOUR SHARES.

    Prior to this offering, there has not been a public market for our common stock. We do not know the extent to which investor interest in PCQuote.com will lead to the development of a trading market for our common stock or how our common stock will trade in the future. The public offering price of our common stock will be determined by negotiations among us, the selling stockholder and the representatives of the underwriters. You may not be able to resell your shares at or above the initial public offering price.

    OUR STOCK PRICE COULD FLUCTUATE SIGNIFICANTLY.

    The market price for shares of Internet companies has been volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly, such as:

    - fluctuations in our quarterly revenues and earnings or those of our competitors;

    - shortfalls in our operating results from levels forecast by securities analysts;

    - announcements concerning us or our competitors;

    - the introduction of new financial or business Web sites or Web-based services;

    - changes in service price policies by us or our competitors;

    - market conditions in our industry; and

    - the general state of the securities market (particularly the Internet sector).

    In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may materially and adversely affect the market price of our common stock.

    SHARES ELIGIBLE FOR FUTURE SALE AFTER THIS OFFERING COULD MATERIALLY AND ADVERSELY AFFECT OUR STOCK PRICE.

    The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of our common stock.

    After this offering, 15,728,948 shares of our common stock will be outstanding (16,116,448 shares if the underwriters' over-allotment option from us is exercised in full). Of these shares, the 7,750,000 shares sold in this offering (8,912,500 shares if the underwriters' over-allotment options are exercised in full) will be freely tradable without restrictions under the Securities Act, except for any shares purchased by our "affiliates" within the meaning of Rule 144 under the Securities Act. We have granted CNNFN one demand registration right and unlimited piggyback registration rights covering the 128,948 shares of our common stock they own and the 386,842 shares they may acquire upon exercise of the warrant held by them. We will grant HyperFeed Technologies unlimited "piggyback" and demand registration rights covering the 7,850,000 shares of our common stock it will own after this offering (7,075,000 shares if the underwriters' over-allotment option from them is exercised in full).

    All of our officers, directors and stockholders, including the selling stockholder, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements specified in the underwriting agreement. Upon expiration of this lock-up period, 7,203,948 outstanding shares may be sold in the future subject to compliance with the volume limitations and other restrictions of Rule 144.

    WE DO NOT CURRENTLY HAVE AN INTENTION TO PAY DIVIDENDS.

    We have not declared or paid, and in the near future we do not anticipate declaring or paying dividends on our common stock. Investors who anticipate a need for immediate income from their investment should not purchase shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about PCQuote.com including, among other things:

    - our limited operating history and history of losses;

    - our need to maintain and increase our subscriber base to increase profitability;

    - our ability to increase the number of visitors to our WWW.PCQUOTE.COM Web site in order to increase advertising revenues;

    - the need to establish strategic relationships;

    - the intense competition with respect to Web sites providing business and financial news and information;

    - existing and future regulations affecting our business or the Internet generally;

    - our dependence on HyperFeed Technologies, Inc.; and

    - other risk factors set forth under "Risk Factors" in this prospectus.

    In addition, in this prospectus, the words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions, as they relate to PCQuote.com, our business or our management are intended to identify forward-looking statements.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

    The net proceeds to PCQuote.com from the sale of common stock in this offering, assuming an initial public offering price of $13.00 per share, are estimated to be approximately $68.7 million ($73.4 million if the underwriters exercise their over-allotment option from us in full), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use these net proceeds as follows:

    - INCREASED MARKETING AND PROMOTIONAL EFFORTS. We plan to initiate an aggressive marketing campaign that will include advertising in a variety of traditional and online media to promote our Web sites and service offerings. We believe that these increased marketing efforts will enable us to significantly grow our advertising base by capitalizing on the attractiveness of our high-end user, as well as build brand awareness, increase traffic and create a ready source of potential subscribers for our services;

    - ACQUISITION OF ADDITIONAL CONTENT TO ENHANCE OUR SERVICES. In order to enable both current and future users to receive the type of online experience they desire, we will use a portion of our net proceeds to acquire the content and the technology needed to enhance our services, such as personalization and community features;

    - PURCHASE OF NEW SYSTEMS, TECHNOLOGIES AND RESOURCES TO SUPPORT OUR GROWTH. As our content and service offerings grow, we anticipate that we will have a greater need for additional back-end production systems and infrastructure. We will use a portion of our net proceeds to support our services with new systems, technologies and resources;

    - HIRING OF ADDITIONAL EMPLOYEES. We will use a portion of our net proceeds to hire additional management, technical and administrative personnel;

    - REPAYMENT OF SHORT-TERM LIABILITIES. We will use a portion of our net proceeds to pay HyperFeed Technologies (1) $213,500 per month for services provided to us beginning in April 1999 and (2) $500,000, representing one-half of the amount to be paid by HyperFeed Technologies to Townsend Analytics under a termination agreement between them.; and

    - GENERAL CORPORATE PURPOSES, INCLUDING CAPITAL EXPENDITURES.

    In addition, we may use a portion of our net proceeds to pay up to $2.0 million which we may be required to pay to HyperFeed Technologies to satisfy any shortfall in the $5.0 million minimum aggregate license fees HyperFeed Technologies anticipates it will be required to pay to Townsend Analytics under an anticipated new agreement between those two companies.

    Pending these uses, we may invest our net proceeds from this offering temporarily in short-term, investment grade, interest-bearing securities or guaranteed obligations of the U.S. government. We will not receive any proceeds from the sale of shares by the selling stockholder.

                                DIVIDEND POLICY

    We have not declared or paid and do not anticipate declaring or paying any dividends on our common stock in the near future. Any future determination as to the declaration and payment of dividends will be at the discretion of our Board of Directors and will depend on then existing conditions, including our financial conditions, result of operations, contractual restrictions, capital requirements, business prospects and such other factors as our Board of Directors deems relevant.

                                    DILUTION

    Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of the total tangible assets less total liabilities of PCQuote.com, divided by the number of shares of common stock outstanding. At March 31, 1999, as adjusted to reflect the purchase by CNNFN on April 29, 1999 of 128,948 shares of our common stock upon the exercise of the vested portion of the warrant held by them, PCQuote.com had a pro forma deficit in net tangible book value of $1.3 million or $0.13 per share of common stock. After giving effect to the sale of 5,800,000 shares of common stock by PCQuote.com at an assumed initial public offering price of $13.00 per share and the deduction of underwriting discounts and commissions and estimated offering expenses payable by PCQuote.com, the pro forma net tangible book value of PCQuote.com at March 31, 1999 would have been $67.4 million or $4.29 per share. This represents an immediate increase in net tangible book value of $4.42 per share to existing stockholders and an immediate and substantial dilution of $8.71 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price........................             $   13.00
  Pro forma deficit in net tangible book value as of March
    31, 1999.................................................  ($   0.13)
  Increase attributable to new investors.....................  $    4.42
Pro forma net tangible book value after this offering........                  4.29
                                                                          ---------
Dilution in pro forma net tangible book value to new
  investors..................................................             $    8.71
                                                                          ---------
                                                                          ---------

    The following table summarizes the differences between existing stockholders and new investors in this offering with respect to the number of shares of common stock purchased from PCQuote.com, the total consideration paid to PCQuote.com and the average consideration paid per share (before the deduction of underwriting discounts and commissions and estimated offering expenses):

                                                      SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                                   -----------------------  ------------------------     PRICE
                                                      NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                                   ------------  ---------  -------------  ---------  -----------
Existing stockholders (1)........................     9,928,948       63.1% $     918,965        1.2%  $    0.09
New investors....................................     5,800,000       36.9%    75,400,000       98.8%      13.00
                                                   ------------  ---------  -------------  ---------
Total............................................    15,728,948      100.0% $  76,318,965      100.0%
                                                   ------------  ---------  -------------  ---------
                                                   ------------  ---------  -------------  ---------

------------

(1) Sales by HyperFeed Technologies in this offering will cause the number of shares held by existing shareholders to be reduced to 7,978,948, or 50.7% of the total number of our shares outstanding after the offering, and will increase the number of shares held by new investors to 7,750,000, or 49.3% of the total number of our shares outstanding after this offering.

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1999, the cash and capitalization of PCQuote.com, and the cash and capitalization of PCQuote.com adjusted to reflect this offering and the application of the estimated net proceeds to PCQuote.com. The As Adjusted column also reflects the issuance to CNNFN on April 12, 1999 of a warrant to purchase 515,790 shares of our common stock and the purchase by CNNFN on April 29, 1999 of 128,948 shares of our common stock upon the exercise of the vested portion of this warrant. The following table should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

                                                                                              MARCH 31, 1999
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(1)
                                                                                         ---------  --------------
                                                                                              (IN THOUSANDS)
Cash...................................................................................  $      --    $   67,368
                                                                                         ---------       -------
                                                                                         ---------       -------
Stockholders' equity:
  Preferred stock, par value $0.01 per share; 1,000,000 shares authorized; none issued
    and outstanding actual and adjusted................................................         --            --
  Common stock, par value $0.01 per share; 74,000,000 shares authorized; 9,800,000 shares issued and outstanding; and 15,728,948 shares issued and outstanding as
    adjusted (2).......................................................................  $      98    $      157
  Additional paid-in capital...........................................................        821        74,984
                                                                                         ---------       -------
Total stockholders' equity.............................................................        919        75,141
                                                                                         ---------       -------
Total capitalization...................................................................  $     919    $   75,141
                                                                                         ---------       -------
                                                                                         ---------       -------

------------

(1) Assumes no exercise of the underwriters' over-allotment option from us.

(2) Excludes an aggregate of       shares of common stock issuable upon exercise
    of outstanding options under the 1999 Combined Incentive and Non-statutory Stock Option Plan and 386,842 shares of common stock issuable upon the exercise of the outstanding CNNFN warrant.

                            SELECTED FINANCIAL DATA

    The following selected financial data is qualified by reference to, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes appearing elsewhere in this prospectus. The statement of operations data presented below for the year ended December 31, 1995 are derived from unaudited financial statements not included in this prospectus. The statement of operations data of PCQuote.com presented below for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998 are derived from financial statements of PCQuote.com that have been audited by KPMG LLP, independent certified public accountants, and are included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 are derived from unaudited financial statements which, in the opinion of management, have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results to be expected for the full year. We commenced operations in July 1995.

                                                                                                     THREE MONTHS
                                                        YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                                           --------------------------------------------------  ------------------------
                                              1995         1996         1997         1998         1998         1999
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Subscription...........................  $        --  $       776  $     3,402  $     7,996  $     1,499  $     2,886
  Advertising............................           --          167        1,131        1,368          275          248
  Other..................................           --           30          230          548          124          125
                                           -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues.......................           --          973        4,763        9,912        1,898        3,259
Direct cost of revenues..................           70          813        4,201        6,543        1,392        2,274
                                           -----------  -----------  -----------  -----------  -----------  -----------
Gross profit.............................          (70)         160          562        3,369          506          985
Operating expenses:
  General and administrative.............           --        1,084        2,298        2,482          668          703
  Sales and marketing....................           --          620        1,226        2,108          504          433
  Research and development...............           --          392          254          241           35           66
  Depreciation...........................           --           --           72          196           46           67
                                           -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses.............           --        2,096        3,850        5,027        1,253        1,269
                                           -----------  -----------  -----------  -----------  -----------  -----------
Loss from operations.....................          (70)      (1,936)      (3,288)      (1,658)        (747)        (284)
Other income (expense), net..............           --          (26)      (1,284)        (504)        (103)          (4)
                                           -----------  -----------  -----------  -----------  -----------  -----------
Loss before income taxes.................          (70)      (1,962)      (4,572)      (2,162)        (850)        (288)
Income taxes.............................           --           --           --           --           --           --
                                           -----------  -----------  -----------  -----------  -----------  -----------
Net loss.................................  $       (70) $    (1,962) $    (4,572) $    (2,162) $      (850) $      (288)
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------  -----------
Pro forma basic and diluted net loss per
  share..................................  $      (.01) $      (.20) $      (.47) $      (.22) $      (.09) $      (.03)
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------  -----------
Pro forma shares used in the calculation
  of basic and diluted net loss per
  share(1)...............................    9,800,000    9,800,000    9,800,000    9,800,000    9,800,000    9,800,000
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------  -----------

                                                                                         DECEMBER 31,
                                                                                     --------------------   MARCH 31,
                                                                                       1997       1998        1999
                                                                                     ---------  ---------  -----------
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........................................................  $      --  $      --   $      --
Total assets.......................................................................      2,885      3,306       3,575
Long-term liabilities..............................................................         --         --          --
Total stockholders' equity.........................................................      1,064      1,080         919

------------

(1) Pro forma shares used in the calculation of basic and diluted net loss per share reflects shares outstanding as of March 31, 1999 as if they were outstanding for all periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and the related notes appearing elsewhere in this prospectus. The historical financial information included in this prospectus does not necessarily reflect what our financial condition and results of operations would have been had we been operated as an independent entity during the periods presented.

OVERVIEW

    Our WWW.PCQUOTE.COM Web site was first established in July 1995 and our subscription-based Web site, MARKETSMART-REAL.PCQUOTE.COM, was introduced in March 1996. In the second quarter of 1996, we began selling subscriptions to our PCQuote 6.0 service, in addition to selling advertising sponsorships and rotating advertising banners on our Web pages. In late 1996, we began offering custom and template Internet solutions to businesses and application developers. We were incorporated on March 19, 1999, as a wholly-owned subsidiary of HyperFeed Technologies. Prior to that time, we operated as part of HyperFeed Technologies. Our assets, as reflected in the financial statements included in this prospectus, will be contributed to us by HyperFeed Technologies as an additional capital contribution. We will assume the liabilities of HyperFeed Technologies related to our business. These assets and liabilities will be recorded by us using HyperFeed Technologies' historical cost basis.

    We have incurred significant net losses and negative cash flows from operations since our inception. We intend to continue to make significant investments in marketing and promotion, content development and technology and infrastructure development. As a result, we believe that we will incur operating losses and negative cash flows from operations in the near future, and that such losses and negative cash flows will increase for at least the next year.

  REVENUES

    We currently derive our revenues primarily from:

    - subscription revenue consisting of the sale of subscriptions to PCQuote 6.0, private label versions of PCQuote 6.0 and our MARKETSMART-REAL.PCQUOTE.COM Web site;

    - advertising revenue consisting of the sale of advertising banners and sponsorships displayed on our Web pages; and

    - other revenue consisting of business-to-business services, such as the co-branding of our Web pages, Web developer tools and content access to businesses and developers.

    Subscription and other revenue are recognized ratably over the contract term as services are rendered by us. Advertising revenue is recognized as the advertising is displayed on our Web sites.

  DIRECT COST OF REVENUES

    Our direct cost of revenues consists of:

    - market data acquisition costs;

    - license fees and royalties paid to software developers and content providers;

    - pass-through exchange fees paid to original market data providers;

    - sales commissions based on a percentage of generated revenue; and

    - amortization of previously capitalized software development costs.

    Previously capitalized software development costs include the costs of initial development of our Web site, the cost of delivering, controlling access to, monitoring and billing for our subscription and advertising services, and our portion of the costs incurred to develop analytical software for resale related to our new PCQuote Orbit service. As of March 31, 1999, there were $2.2 million of these capitalized costs that will be amortized through 2001. With these development efforts essentially completed, we anticipate further costs will be related only to maintenance and will be expensed as incurred. The balance of unamortized software development costs as of March 31, 1999 is scheduled to be charged against operations as follows:
$800,000 in the last nine months of 1999, $900,000 in 2000 and $500,000 in 2001.

  OPERATING EXPENSES

    Our operating expenses consist of general and administrative expenses, sales and marketing expenses, research and development expenses and depreciation.

    - General and administrative expenses include the cost of customer service and technical assistance for users of our subscription services, finance and accounting costs and corporate and general administrative costs. We anticipate hiring additional personnel to support our growth and incurring additional costs related to being a public company, including the hiring of our new management team. As a result, we anticipate that general and administrative expenses will increase.

    - Sales and marketing expenses include base salary compensation to our sales and marketing employees and related costs, advertising and promotion costs and costs related to the management of service offerings and market development We expect sales and marketing expenses to increase significantly as we pursue an aggressive marketing campaign to increase the traffic to our Web sites, expand marketing of the PCQuote brand, add to our subscription base and hire additional sales and marketing personnel.

    - Research and development expenses include expenses for research and development of new services and maintenance costs related to existing services We will require significant investments in content and service development to remain competitive. Accordingly, we expect that research and development expenses will increase in 1999.

    - Depreciation expenses represent non-cash charges for the pro-rata benefit of previously expended amounts for capital equipment purchases. We expect that depreciation expense will increase as we purchase additional capital equipment to build out our infrastructure and to support the growth of our business. We also expect to incur amortization expense when we establish our own facilities in connection with our expected growth.

  AGREEMENTS WITH HYPERFEED TECHNOLOGIES

    As a part of the separation from HyperFeed Technologies, HyperFeed Technologies will contribute or license to us the intellectual property rights related to the services that we provide. Under a maintenance agreement, we will pay HyperFeed Technologies a service fee for future modifications, upgrades and enhancements to PCQuote Orbit in an amount equal to 3% of our gross revenues derived from all permitted uses and sub-licensing of PCQuote Orbit. PCQuote Orbit is expected to be launched in the Summer of 1999. For the license to use HyperFeed Technologies' data feed, we will pay HyperFeed Technologies monthly fees based on the number of users and quotes accessed. If the data feed license agreement had been in effect as of January 1, 1999, we would have paid HyperFeed Technologies fees of approximately $245,000 for the three months ended March 31, 1999.

    We have entered into an agreement with HyperFeed Technologies for the provision of managerial, marketing, technological support, clerical, financial, legal and administrative services. We will pay HyperFeed Technologies $1.8 million over the last nine months of 1999 and $756,000 over the first six months of 2000 for these services. We will also pay an amount to be negotiated, if we continue to need any of these services after June 30, 2000. The agreement is structured to assist us until we are able to perform these services ourselves, which we plan to do no later than December 31, 2000.

    We believe that the amounts to be charged to us by HyperFeed Technologies under the license agreements, maintenance agreement and services agreement are substantially similar to the amounts included in our financial statements and are no less favorable than costs we would incur to obtain similar intellectual property rights and similar services from unaffiliated third parties.

  AGREEMENT WITH CNNFN

    On April 12, 1999, we entered into a license agreement with CNNFN under which CNNFN granted us a license to display on our Web sites headlines from original stories published on the CNNFN Web site at WWW.CNNFN.COM. The term of the agreement is for 3 1/2 years. We issued to CNNFN a warrant to purchase 515,790 shares of our common stock, representing a 5% interest in our outstanding common stock at the time the agreement was executed. One-fourth of the shares subject to this warrant vested immediately and an additional one-fourth vests on each anniversary date of the signing of the agreement. CNNFN exercised the vested portion of this warrant on April 29, 1999. The estimated value assigned to the warrant was $5.5 million and was recorded as a pre-paid license fee and an increase in stockholders' equity. This license fee will be amortized as a non-cash charge ratably over the term of the agreement.

  AGREEMENT WITH TOWNSEND ANALYTICS

    On May 28, 1999, we entered into a new license agreement with Townsend Analytics under which they licensed to us the right to use a software application which we market as PCQuote 6.0. We also offer private label versions of this application. The new agreement replaced the prior agreement between Townsend Analytics and HyperFeed Technologies. The initial term of the agreement ends December 4, 2000. We agree to pay them 33% of the subscription revenues we derive from our PCQuote 6.0 service and 50% of revenues relating to the private label version that we presently sublicense to two of our customers. For certain of our customers, Townsend Analytics provides hosting services and order execution capabilities, and receives a license fee of 66% of our revenues derived from these customers. Regardless of actual subscription revenues we receive, we are required under the license agreement to make minimum license fee payments to Townsend Analytics of $220,000 per month. We will pay $500,000 to HyperFeed Technologies to reimburse them for a portion of the amount to be paid by them to Townsend Analytics upon replacement of the prior agreement between HyperFeed Technologies and Townsend Analytics. In addition, we could be required to pay up to $2.0 million to satisfy any shortfall in the $5.0 million minimum aggregate license fees HyperFeed Technologies anticipates it will be required to pay to Townsend Analytics under an anticipated new agreement between those two companies.

RESULTS OF OPERATIONS

    Our results of operations have been compiled from the historical results of operations of HyperFeed Technologies as they relate to our service offerings prior to our separation from that company. These results of operations reflect all revenues and costs directly attributable to our service offerings, including costs for facilities, communications network, data feed operations, sales and customer support and product and market development resources shared by both us and HyperFeed Technologies and allocations of costs for certain administrative functions and services performed by centralized departments within HyperFeed Technologies.

    For all periods presented, general and administrative expenses reflected in the financial statements include allocations of corporate expenses from HyperFeed Technologies. These allocations took into consideration personnel, business volume or other appropriate bases and generally include administrative expenses related to general management, insurance, information management and other miscellaneous services. Interest expense shown in the financial statements reflects interest expense associated with our share of the aggregate borrowings of HyperFeed Technologies for each of the periods presented. Allocations of corporate expenses are estimates based on our management's best assessment of actual expenses. It is management's opinion that the expenses charged to PCQuote.com are reasonable.

    The financial statements were prepared as if PCQuote.com operated as a stand-alone entity since inception. The financial information included herein may not necessarily reflect the financial position, results of operation or cash flows of PCQuote.com in the future or what the balance sheets, results of operations or cash flows of PCQuote.com would have been if it had been a separate, stand-alone, publicly-held corporation during the periods presented.

  THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
  1998

    REVENUES. Total revenues increased 71.7% for the three months ended March 31, 1999 to $3.3 million from $1.9 million for the comparable 1998 period. Total subscription-based revenue increased 92.5% to $2.9 million in the 1999 period from $1.5 million in the 1998 period, while total advertising revenue decreased to $248,000 in the 1999 period from $275,000 in the 1998 period. Other revenue remained essentially unchanged. The growth in subscription revenue was primarily attributable to an increase in the number of subscribers to our PCQuote 6.0 service and to the private label version of this service. Although ad impressions increased, advertising revenue decreased due, in part, to the increased sales during the 1999 period of smaller-sized advertisements for which lower rates are charged. In addition, our advertising rates declined for traditional size banner ads in response to generally declining ad rates within the industry.

    DIRECT COST OF REVENUES. Direct cost of revenues increased 63.3% to $2.3 million for the 1999 period from $1.4 million for the comparable 1998 period, primarily due to increased royalties, commissions, payments to providers of market data and data distribution costs directly attributable to the growth in the number of subscribers to our PCQuote 6.0 service. Amortization of software development costs increased to $268,000 in the 1999 period from $208,000 in the 1998 period, as a result of increased development efforts related to our Web sites and other service offerings.

    GROSS PROFIT. Our gross profit increased to $985,000 in the 1999 period from $506,000 in the 1998 period.

    OPERATING EXPENSES. Total operating expenses were essentially unchanged. Increases in general and administrative, research and development and depreciation were offset by a decrease in sales and marketing expenses. General and administrative expenses increased to $703,000 in the 1999 period from $668,000 in the 1998 period. This was primarily due to increases in administrative and customer service costs. Sales and marketing expenses decreased to $433,000 in the 1999 period from $504,000 in the 1998 period. The decrease was due to lower sales personnel costs and a decrease in promotional expenditures. Research and development expenses increased to $66,000 in the 1999 period from $35,000 in the 1998 period as a result of an increase in the number of development personnel and related expenses. Depreciation expense increased to $67,000 in the 1999 period from $46,000 in the 1998 period as the result of acquisitions of computer equipment to support the growth associated with increased traffic to our Web sites, and the growth in subscribers to our PCQuote
6.0 service.

    INTEREST EXPENSE. Interest expense decreased to $4,000 in the 1999 period from $106,000 in the 1998 period. The decrease was the result of a reduction in the level of contributions required from HyperFeed Technologies to fund our operations, coupled with a decrease in their cost of borrowing in 1999.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Total revenues increased 108.1% to $9.9 million in 1998 from $4.8 million in 1997. Total subscription-based revenue increased 135.1% to $8.0 million in 1998 from $3.4 million in 1997, while total advertising revenue increased 21.0% to $1.4 million in 1998 from $1.1 million in 1997. Other revenue grew to $548,000 in 1998 from $230,000 in 1997. The growth in subscription revenue was primarily attributable to an increase in the number of subscribers to our PCQuote 6.0 service and the private label version of this service. The increase in advertising revenues was attributable to an increase in the number of visitors to our Web site, resulting in an increase in advertising page impressions sold. Other revenue increased primarily due to growth in our Web hosting and Web developer business-to-business services.

    DIRECT COST OF REVENUES. Direct cost of revenues increased 55.7% to $6.5 million in 1998 from $4.2 million in 1997, primarily due to increased royalties, commissions, payments to providers of market data and communication costs directly attributable to the growth in the number of subscribers. Amortization of software development costs increased to $726,000 in 1998 from $550,000 in 1997, as a result of increased development efforts related to our Web sites and other service offerings.

    GROSS PROFIT. Our gross profit increased to $3.4 million in 1998 from $562,000 in 1997.

    OPERATING EXPENSES. Total operating expenses increased 30.6% to $5.0 million in 1998 from $3.8 million in 1997. General and administrative expenses increased to $2.5 million in 1998 from $2.3 million in 1997. This was primarily due to increases in customer service and technical support costs attributable to the growth in subscribers to our services, offset, in part, by reductions in corporate and administrative compensation and related costs. Sales and marketing expenses increased to $2.1 million in 1998 from $1.2 million in 1997. The increase was due to the hiring of additional sales and marketing personnel in 1998 and increased advertising and promotional expenditures. Research and development expenditures during 1998 were essentially unchanged from 1997. Depreciation expense increased to $196,000 in 1998 from $72,000 in 1997. The increase was the result of increased depreciation expense associated with acquisitions of computer equipment during the second half of 1997 and throughout 1998 to support the growth associated with increased traffic to our Web sites and the growth in subscribers to our PCQuote 6.0 service.

    INTEREST EXPENSE. Interest expense decreased to $513,000 in 1998 from $1.3 million in 1997. The decrease was the result of a reduction in the level of contributions required from HyperFeed Technologies to fund our operations, coupled with a decrease in their cost of borrowing in 1998.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Total revenues increased to $4.8 million in 1997 from $973,000 in 1996. Total subscription-based revenue increased to $3.4 million in 1998 from $776,000 in 1996, while total advertising revenue increased to $1.1 million in 1997 from $167,000 in 1996. Other revenue increased to $230,000 in 1997 from $30,000 in 1996. The growth in subscription revenue was primarily attributable to an increase in the number of subscribers to our PCQuote 6.0 service and the private label version of this service. The increase in advertising revenue was attributable to an increase in the number of visitors to our Web site, resulting in an increase in advertising page impressions sold. Increases in co-branding and Web developer business-to-business services contributed to the increase in other revenue.

    DIRECT COST OF REVENUES. Direct cost of revenues increased to $4.2 million in 1997 from $813,000 in 1996, primarily due to increased royalties, commissions, payments to providers of market data and communication costs attributable to growth of our business. Amortization of software development costs increased to $550,000 in 1997 from $267,000 in 1996, as a result of increased Internet development efforts.

    GROSS PROFIT. Our gross profit increased to $562,000 in 1997 from $160,000 in 1996.

    OPERATING EXPENSES. Total operating expenses increased to $3.8 million in 1997 from $2.1 million in 1996. General and administrative expenses increased to $2.3 million in 1997 from $1.1 million in 1996. This growth was principally due to additional personnel and related employee costs required for customer service and technical support and corporate administration, as well as increased collection costs and a higher provision for bad debts in connection with the growth in advertising revenue. Sales and marketing expenses increased to $1.2 million in 1997 from $620,000 in 1996. The increase was due to the hiring of additional personnel and related costs, coupled with an increase in advertising and promotional expenditures. Research and development costs decreased to $254,000 in 1997 from $392,000 in 1996, reflecting a decrease in development resources required after the launch of our Internet service offerings. Depreciation expense was $72,000 in 1997. There was no depreciation in 1996. We switched from leasing to outright purchases in 1997 for a portion of our equipment needs. Capital acquisitions included computer equipment to support increased traffic to our Web sites and the growth in subscribers to our PCQuote
6.0 service and the private label version of this service.

    INTEREST EXPENSE. Interest expense increased to $1.3 million for 1997 from $26,000 in 1996. The increase reflects the substantially higher level of contributions required from HyperFeed Technologies to fund our operations, coupled with their significantly higher cost of borrowing in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Since 1995, our operations have been financed by contributions from HyperFeed Technologies. Cash used in operating activities was $1.3 million in 1996, $3.0 million in 1997 and $898,000 in 1998. For each of these years, cash was used to support growth. For the three months ended March 31, 1999, cash provided by operating activities increased to $132,000, as a result of the reduction of our net loss.

    Cash used in investing activities was $1.3 million in 1996, $1.4 million in 1997, $1.3 million in 1998 and $258,000 for the three months ended March 31, 1999. The primary use of cash for investing activities in these periods was for capital equipment purchases and software development. Equipment purchases of $432,000 in 1997 and $315,000 in 1998 and $133,000 during the first three months of 1999 were for computer equipment to support increased traffic to our Web sites and to support the growth in the number of subscribers to our PCQuote 6.0 service. Capitalized software development costs decreased from $1.3 million in 1996 to $976,000 in 1997 and $965,000 in 1998. The decrease from 1996 to 1997 was principally due to the completion of the development efforts to launch our Web sites and service offerings during 1996. Capitalized software development costs decreased to $126,000 for the three months ended March 31, 1999 from $304,000 for the three months ended March 31, 1998, as a result of lower development costs related to our new PCQuote Orbit service.

    Cash from financing activities, consisting of contributions from HyperFeed Technologies, were $2.6 million in 1996, $4.4 million in 1997, $2.2 million in 1998 and $126,000 for the first three months of 1999, as compared to $435,000 for the first three months of 1998.

    We believe that the net proceeds to us from our public offering will satisfy our working capital and capital expenditure requirements for at least the next 24 months.

YEAR 2000 READINESS

    OVERVIEW. We have relied on representations made by HyperFeed Technologies regarding the Year 2000 readiness of the information technology systems contributed to us as part of our separation. HyperFeed Technologies has advised us that it implemented a plan to attempt to assess, remediate and correct any Year 2000 critical risks relating to our systems.

    STATE OF READINESS. HyperFeed Technologies has approached the Year 2000 risks in four phases:

    - assessment -- identifying Year 2000 risks;

    - remediation -- taking corrective action to best mitigate identified Year 2000 risks;

    - testing -- validating a specific remediation effort that we have made or confirming a third-party capability or certification of Year 2000 compliance; and

    - contingency planning -- identifying an alternate course of action and/or procedure in the event we cannot or fail to remediate or mitigate a known Year 2000 risk.

    HyperFeed Technologies has advised us that it has completed the assessment phase of our products, information systems and critical suppliers. We are currently in the remediation and testing phases. This includes verifying Year 2000 compliance of outside vendors and suppliers and testing all mission critical items. Testing also includes all personal computers, routers, modems, phone lines, Internet service providers, commonly known as ISP's, and production computers, known as servers, used internally. We are also checking our outbound satellite, phone companies and ISP's distribution network, in addition to some ISP's that our customers may use.

    On May 1, 1999, HyperFeed Technologies participated in the full "end-to-end" Year 2000 scenario test sponsored by the Financial Information Forum in conjunction with the Securities Industry Association. This was an industry-wide test to provide securities, options and futures exchanges and market data providers with the ability to test their systems under simulated Year 2000 conditions. Time was essentially moved forward into the Year 2000. HyperFeed Technologies performed the test on its mission-critical software and hardware and reported the results to the Financial Information Forum which, in turn, informed them that they passed.

    All testing, including internal infrastructure, is scheduled to be completed by July 31, 1999. We have not started extensive contingency planning because we are concentrating our efforts on remediation and testing. We believe effective contingency planning should not begin until after these phases are complete. We expect to begin comprehensive contingency planning at the start of the third quarter of 1999. We may or may not engage in contingency planning for individual subproject components where successful Year 2000 remediation has been validated through the testing process or other methods.

    COSTS. As of March 31, 1999, we have spent $51,000 on Year 2000 remediation and testing. This includes internal personnel resources, hardware, software and equipment replacement and upgrades necessary to be Year 2000 compliant. We will be upgrading various administrative systems that use commercial third-party software for accounting, billing and customer management. The total remaining cost of software, replacement equipment and internal resources for remediation and testing to become Year 2000 compliant is not expected to exceed $250,000. Based upon currently available information, we do not believe that the cost of Year 2000 compliance will have a material impact on our financial condition, results of operations or liquidity.

    RISKS. Achieving Year 2000 compliance depends on many factors. Some factors may be beyond our control because we use services of others. Should our internal systems or the internal system of one of our critical vendors fail to achieve Year 2000 compliance and fail in the Year 2000, our business, financial condition and results of operations could be adversely affected.

                                    BUSINESS

OVERVIEW

    PCQuote.com is a leading, Internet-based provider of high performance, real-time financial data, timely business news and comprehensive research and analytical tools. We are a leader in the online financial information industry in terms of data speed and reliability. Many existing online financial or business Web sites focus on financial news, quotes or analysis. We combine all of these features into a comprehensive portfolio of services targeted at sophisticated investors. Our investor service offerings consist of two Web sites, WWW.PCQUOTE.COM and MARKETSMART-REAL.PCQUOTE.COM, and two Internet-enabled desktop applications, PCQuote 6.0 and PCQuote Orbit. Our services provide access to sophisticated and dynamic financial information that allows users to make their own informed investment decisions. We also offer several business-to-business services that enable clients to present financial data and information on their Web sites or desktop applications.

INDUSTRY BACKGROUND

    The Internet is experiencing dramatic growth and is an increasingly important global medium for communication, news, information and commerce. The Internet allows content providers to deliver information in a manner not possible with traditional broadcast and print media.

    Individuals are placing a growing percentage of their household wealth in securities. Investors are also taking a more active role in their investments by directly managing their portfolios, researching information on investments and trading securities. This growing population of sophisticated investors is relying more on the Internet to keep abreast of current business developments, track industry and competitive trends, make informed investment decisions and manage their financial assets. We believe sophisticated investors are increasingly willing to pay for access to timely market data and financial information and analysis tools delivered via the Internet.

    According to Forrester Research, at the beginning of 1999, 2.7 million U.S. households used the Internet as their primary investing tool. According to International Data Corporation, the number of online brokerage accounts in the United States is expected to grow from 3.5 million at the end of 1997 to approximately 24.0 million, representing more than $1.5 trillion in assets, by the end of 2002. With the emergence and growth of online investing in recent years, there has also been a dramatic increase in the demand for timely, comprehensive and accurate financial data and information. According to NFO Worldwide, 20 million households use the Internet for investment news, quotes and ideas.

    Traditional information sources such as newspapers, magazines and broadcasters are seeking to address this increasing demand for financial information. However, these sources are limited in their ability to effectively meet the sophisticated investor's need for timely business information. Traditional media are limited to a specific location, can deliver only limited content and do not offer real-time information or the means to interactively analyze that information. Newspapers and magazines cannot keep pace with the financial markets due to their publication cycles. Broadcasters are limited in the depth and availability of their content. Neither source offers its users analytical tools or the ability to interact with the information source or each other. By comparison, the Internet allows users, wherever they are, to rapidly access, search and interact with a rich repository of content.

    There are a variety of specialized financial Web sites seeking to address the growing demand for financial information. Most of these Web sites focus heavily on either financial news, stock quotes, investment advice or analytical tools. Few of these sites integrate two or more of these aspects to provide sophisticated investors with a one-stop source for finding, researching and analyzing investment options. In addition, there are Internet-enabled desktop applications that provide real-time quotes, on-line trading or analytical tools. Few providers combine these Internet services to provide a full-service destination with information, decision making tools and order execution capabilities for the online investor.

    Internet advertising permits advertisers to gather demographic information and direct messages at specific groups of users. It also gives advertisers an enhanced ability to measure the effectiveness of their advertising. Due in part to these advantages, Internet advertising is growing rapidly and is projected to experience significant growth in the future. Forrester Research estimates that worldwide Internet advertising will grow from $1.5 billion in 1998 to $10.9 billion in 2002. Advertisers have come to realize that online investors represent a highly attractive audience and that the Internet represents a medium through which they can reach this audience in a focused manner.

    As the Internet becomes a more popular medium for gathering, analyzing and sharing information and the number of sophisticated investors taking an active role in managing their finances continues to grow, we believe a significant opportunity exists for a company to provide real-time market data, timely financial news and comprehensive research and analytical tools via the Internet. By integrating all of these features, an Internet-based service can provide sophisticated investors with the financial information they require to make their own informed investment decisions. By assembling this loyal base of online investors, a company can create a targeted and demographically attractive audience for advertisers.

THE PCQUOTE.COM ADVANTAGE

    PCQuote.com offers online investors a combination of real-time and delayed market data, timely worldwide financial and business news provided by CNNFN and a wide variety of research and analytical tools. These features allow our users to screen, research, analyze and track their investments online. All of these resources are located or accessible from one or more of our service offerings and are presented in a user-friendly manner. We believe that most other Internet-based providers of financial and business information do not offer the combination of data, news and research and analytical tools contained within our service offerings.

  ADVANTAGES TO OUR USERS

    We differentiate ourselves by providing:

    - Real-time, accurate financial data -- We use HyperFeed 2000 to deliver real-time and delayed market data from all North American exchanges on over 350,000 securities, including stocks, bonds, options, mutual funds, currencies, indices, over the counter issues and futures. We offer real-time quotes on our premium, subscription-based site, MARKETSMART-REAL.PCQUOTE.COM, and real-time streaming quotes via our desktop applications. We offer 20 minute delayed quotes on our free Web site, WWW.PCQUOTE.COM.

    - Financial and business news -- We offer users of our Web sites access to timely, original financial news and stories from a variety of sources, including CNNFN. Our agreement with CNNFN contains an exclusivity provision that prohibits CNNFN from licensing CNNFN headlines to our direct competitors, subject to several exceptions.

    - Comprehensive research and analytical tools -- We provide users of our services with a variety of research and analytical tools with which to analyze market data, enabling them to make informed investment decisions.

    We believe that our ability to provide all of these features in an effective format differentiates us from other Internet-based providers of financial information.

  ADVANTAGES TO OUR ADVERTISERS

    We provide advertisers with a growing, demographically desirable audience. According to @plan, our third party demographics provider, the number of unique visitors to our WWW.PCQUOTE.COM Web site grew from approximately 796,000 per month in their Winter 1998 report (covering the months of July to September
1998) to approximately 912,000 per month in their Spring 1999 report (covering the months of October to December 1998). Our Web sites attract a more sophisticated investor than many general purpose financial Web sites. This results in a demographic that is more attractive to potential advertisers. Our visitors are, on average, more affluent and more likely to use the Web for online shopping than the visitors to many other financially-oriented Web sites. Based on surveys conducted by The Gallup Organization, @plan reports that our users and subscribers rank in the top five of all content Web sites in the following demographic categories:

    - Men with a household income of $50,000 or more

    - Men with a portfolio value of $100,000 or more

    - Men with a household income of $50,000 or more who have engaged in online shopping during the past six months

GROWTH STRATEGY

    Our objective is to strengthen our position as a leading Internet-based provider of high performance, real-time financial data, timely business news and comprehensive research and analytical tools. We intend to achieve our objective by pursuing the following key strategies:

    BUILD BRAND AWARENESS TO ATTRACT ADDITIONAL TRAFFIC. We believe that increased brand awareness is critical to differentiating ourselves and attracting additional traffic and subscribers. We intend to use a portion of our net proceeds from this offering to significantly increase our marketing activities in order to increase our brand awareness and visibility among both Internet users and online advertisers. We will aggressively advertise in print, broadcast and online media and use our business-to-business relationships to provide links to our Web sites. These marketing and brand building efforts are intended to increase our subscriber base and enable us to significantly grow our advertising base.

    CAPITALIZE ON USER DEMOGRAPHICS ATTRACTIVE TO ADVERTISERS. We believe our Web sites attract users who are highly desirable to companies that advertise online. According to @plan, many of our users are affluent, male investors. A high percentage of them shop online. We intend to increase the size of our advertising sales force in order to capitalize on this highly desirable user base.

    CREATE UP-SELL OPPORTUNITIES THROUGH OUR SERVICE OFFERINGS. Our various levels of service offerings provide online investors the opportunity to upgrade from one service to the next as their investment goals and needs evolve. We offer free content, including delayed market quotes, charts and portfolios, on WWW.PCQUOTE.COM. We offer real-time, snapshot quotes on our subscription-based MARKETSMART-REAL.PCQUOTE.COM site. We also offer premium desktop services for sophisticated investors requiring streaming, real-time quotes and other real-time information and analysis. We intend to promote our ability to offer a range of solutions in order to create up-sell opportunities for each user. The free content on our WWW.PCQUOTE.COM site is key to this strategy by building traffic and thereby broadening our base of potential subscribers to our fee-based services.

    LEVERAGE RELATIONSHIPS WITH STRATEGIC PARTNERS. CNNFN is a leading provider of global financial and business news both on and off the Web. Through our strategic relationship with CNNFN, we offer users of our Web site access to timely, original news, headlines and stories published by CNNFN. Our strategic relationship with HyperFeed Technologies allows us to use HyperFeed 2000, a real-time market data feed, to offer timely and accurate quotes to the sophisticated investor. We plan to enter into strategic relationships with other partners for content and other services and to leverage our strategic relationship with these partners to differentiate ourselves as a single source solution for online investors.

    EXPAND OUR WEB SITES AS COMPREHENSIVE FINANCIAL INFORMATION
DESTINATIONS. We are continually expanding and enhancing WWW.PCQUOTE.COM and MARKETSMART-REAL.PCQUOTE.COM so that users can satisfy their financial and investing information needs without leaving our sites. For example, we plan to add new personalization and community features, such as online discussion forums where investors will be able to question top financial traders, managers and journalists, post messages and read the opinions of others. We intend to provide the type of informative and entertaining on-line experience sought by our users and thereby expand their involvement with us.

    MAINTAIN OUR SUPERIOR TECHNOLOGICAL PLATFORM. We intend to continue to expend substantial capital and other resources developing, acquiring and implementing technology-driven enhancements to our Web sites and other services, including those related to HyperFeed 2000. Our intuitive user interface and desktop services enable our users to navigate easily through an environment rich in information. For advertisers, our systems permit the tracking and parsing of valuable demographic information regarding the users of our Web sites. In order to allow for our anticipated expansion in content and service offerings, we plan to invest in the necessary back-end production systems and infrastructure, such as hardware, software, Internet bandwidth and Web hosting facilities.

PCQUOTE.COM SERVICES

    Our services consist of comprehensive financial information and market data combined with analytical tools that can be used by both individual investors and businesses. Our service offerings complement each other and have been developed to use a common data feed and infrastructure.

  INVESTOR SERVICES

    We offer a range of services designed to meet the needs of individual investors, regardless of their level of sophistication or information requirements. Our investor service offerings consist of two Web sites, WWW.PCQUOTE.COM and MARKETSMART-REAL.PCQUOTE.COM, and two Internet-enabled desktop applications, PCQuote 6.0 and PCQuote Orbit. Our desktop services offer the added benefit of faster data download time, enabling the delivery of streaming quotes and a host of other real-time applications.

      WEB SITES

            SERVICE                           DESCRIPTION                                PRICE
WWW.PCQUOTE.COM                  Provides access to delayed quotes, as   Free
                                 well as financial and business news
                                 and a full array of research and
                                 analytical tools.

MARKETSMART-REAL.PCQUOTE.COM     Provides access to real-time quotes,    $9.95 per month, plus exchange fees
                                 as well as the financial and business
                                 news and research and analytical tools
                                 that are available on WWW.PCQUOTE.COM.

    WWW.PCQUOTE.COM. WWW.PCQUOTE.COM is our free Web site and also serves as the primary marketing and promotions engine for the rest of the services we provide. WWW.PCQUOTE.COM provides the following tools and information:

    Delayed Quote Tools--We use HyperFeed 2000 as the source of all of the raw data presented on WWW.PCQUOTE.COM. This site includes a variety of tools that can be used to manipulate the raw financial data:

       - DETAILED QUOTE allows users to request equity, commodity, option, mutual and money market fund and bond quotations by ticker symbol.

       - MULTIPLE QUOTE allows users to request quotations for up to five ticker symbols at one time.

       - PORTFOLIO enables users to track up to five portfolios containing up to ten securities each.

       - MARKETS AT A GLANCE provides a basic overview of various market indices, including their current position and net change for the day.

       - DETAILED INDICES provides a detailed list of, and quotations for, the individual securities underlying various indices.

       - TOP TEN allows users to view the top ten gainers, losers and most active stocks on the primary exchanges in North America.

       - FUTURES offers market quotations from various futures and commodities exchanges.

       - OPTIONS STRINGS shows relative prices for all options related to a particular security.

       - FUNDS provides information with respect to the various mutual funds within a particular fund family.

       - SYMBOL SEARCH enables investors to enter a company's name and receive the matching ticker symbol.

    News--We provide users access to timely, original financial news and stories:

       - CNNFN headlines are provided through our strategic relationship with CNNFN and gives users access to timely, original financial and business news headlines and stories published by CNNFN.

       - WIRE-BASED NEWS offers users access to press releases and other wire-based news provided by COMTEX Scientific Corporation, including feeds from PR Newswire, Business Newswire, M2 Communications and UPI Spots.

    Research and Analytical Tools--We allow users to research and analyze market quotations with tools and information from a variety of sources:

       - STOCK ANALYSIS is available through our relationship with VectorVest, Inc. and provides users access to three free VectorVest analysis reports per day.

       - STOCK CRITERIA SEARCH is provided through our relationship with IQC, Inc., and enables users to run search queries on various stocks that fit user-defined investment criteria. Queries can be based on such factors as industry, price/earnings ratio and dividend history.

       - CHARTING is provided by IQC and allows users to display historical and intra-day charts for publicly traded securities and all major indices.

       - EARNINGS ANALYSIS AND REPORTING TOOLS gives users access to consensus earnings estimates and other earnings-related reports provided by Zacks Investment Research.

       - CORPORATE PROFILES is provided by MarketGuide and gives users access to corporate profiles for most publicly traded companies.

       - THE IPO RESOURCE CENTER is provided by IPO.com and gives users the ability to research initial public offerings, monitor the post-offering performance of IPOs, search filings made with the SEC and receive news stories about upcoming IPOs.

       - THE WEATHER CENTER presents worldwide weather information aimed at commodities traders and is provided by Strategic Weather Services for a nominal fee.

       - COMMODITY NEWSLETTERS enables users to receive analyses of different commodities and is provided by the Hightower Report for a nominal fee.

    MARKETSMART-REAL.PCQUOTE.COM. MARKETSMART-REAL.PCQUOTE.COM is our subscription-based Web site and provides real-time, snapshot market quotations, along with all of the news, research and analytical tools available on WWW.PCQUOTE.COM. This site is targeted toward a more sophisticated investor than is WWW.PCQUOTE.COM and uses sparse graphics, text indices and creative advertising to speed download times and give users faster access to the site's content. MARKETSMART-REAL.PCQUOTE.COM can be accessed from WWW.PCQUOTE.COM.

    To complement the enhanced nature of real-time market quotations available on MARKETSMART-REAL.PCQUOTE.COM, we plan to enter into relationships with partners to offer additional real-time research and analytical tools. We believe these tools will provide our users with enhanced investment decision-making capabilities and will further attract new subscribers.

          DESKTOP SERVICES

     SERVICE                        DESCRIPTION                                       PRICE
PCQUOTE 6.0        Provides real-time streaming quotes via a      $75 to $455 per month, plus exchange fees
                   desktop application with order execution
                   capability and analytical tools

PCQUOTE ORBIT      Provides real-time streaming quotes via a      $55 per month, plus exchange fees
                   desktop application and analytical tools

    PCQUOTE 6.0. PCQuote 6.0 is a professional-quality, NASDAQ level II, real-time quote system that offers users reliable, streaming real-time market data for all North American equities and options. PCQuote 6.0 empowers sophisticated investors by giving them the freedom to decide how and when to trade on a daily basis. This service is online trading-enabled and offers order execution capabilities through participating broker-dealers. Orders can be sent directly from the user's desktop to a participating broker-dealer for execution.

    PCQuote 6.0 offers desktop versions of the quote tools available on WWW.PCQUOTE.COM. These tools are similar to those offered on our Web sites, but work with our streaming, real-time data. In addition, PCQuote 6.0 offers all or a portion of the following tools depending on the monthly fee paid by the user:

    - QUOTE GRID enables users to create a grid of ticker symbols that displays market quotations, such as high, low, bid, ask, last and close.

    - SCROLLING TICKER enables users to display current prices and daily changes of selected stocks on a digital ticker tape that scrolls across their screen.

    - NASDAQ LEVEL II SCREENS provides users with access to broker quotations.

    - CHARTING provides high-end, tick by tick technical analysis and is completely customizable.

    - TECHNICAL ANALYSIS enables users to make use of a variety of technical analysis formulas.

    - MARKET GUIDE provides users with access to a selected, publicly-traded company's financial and other corporate information, such as income statements, balance sheets and contact information.

    - NEWS is provided by Dow Jones and COMTEX and allows access to news stories via a scrolling headline ticker or by keyword search.

    - ALARMS enables users to set customizable alerts for one or more tickers with a variety of parameters, such as volume, price, highs and lows.

    We also offer private label versions of PCQuote 6.0 for distribution by third parties to their customers. For example, A.B. Watley, Inc. markets a private label version of PCQuote 6.0 called AB Watley Ultimate Trader. Users of this application can monitor and research their investments similar to a PCQuote
6.0 user.

    PCQUOTE ORBIT. PCQuote Orbit, expected to be launched in Summer 1999, was developed to bridge the gap between MARKETSMART-REAL.PCQUOTE.COM and PCQuote
6.0. PCQuote Orbit provides subscribers with streaming, real-time market quotations delivered via an Internet-enabled desktop application. It provides users with the benefits of working with a desktop application at a lower price than many other desktop applications. PCQuote Orbit allows users access to streaming real-time quotes and more complex research and analytical tools than are currently available through our Web sites, because the only data we provide over the Internet are the market quotations themselves. The analytical tools reside within the desktop application.

    PCQuote Orbit offers desktop versions of the quote tools available on WWW.PCQUOTE.COM working with our streaming, real-time data. In addition, PCQuote Orbit offers Quote Grid and Scrolling Ticker.

  BUSINESS TO BUSINESS SERVICES

    We offer several business-to-business services for clients that want to present financial data or information on their own Web sites or desktop applications.

      SERVICE                        DESCRIPTION                                      PRICE
WEB TEMPLATE         Provides access to delayed or real-time       $250 to $2,000 per program per month
                     quotes and research and analysis tools

HYPERSCRIPT          Provides developer access to quotes from      $125 to $1,000 per month
                     HyperFeed 2000 via the Web

PCQUOTE SOFTWARE     Allows software developers to code delayed    $500 for a three month license
DEVELOPMENT KIT      market data into their own software or
                     Web-based applications

    WEB TEMPLATE. Web Template allows users to create their own "private label" Web sites with many of the features of our own Web sites. Using standard templates, the actual Web pages that house the data applications are hosted at PCQuote.com and accessed by the client through a simple series of links over the Web. All servers are maintained and serviced by us. Similar to WWW.PCQUOTE.COM, our clients are able to offer the following tools: Detailed Quote, Multiple Quote, Portfolio, Markets at a Glance, Detailed Indices, Top Ten and Option Strings. We also offer access to third-party research and analysis. We have entered into agreements to allow business-to-business clients access to charting and wire-based news for an additional fee.

    The New York Times is a Web Template customer. The New York Times subscribes to Web Template in order to offer a series of quote services to its users. By using Web Template, The New York Times was able to create a financial area within its Web site and provide its readers with financial quotes and tools without any development or maintenance on its part.

    HYPERSCRIPT. Hyperscript is a proprietary development tool used to create data-rich Web sites and Internet-based market data applications. Hyperscript allows users to develop their own applications using HyperFeed 2000 data. Using standard development techniques to access data and present it on third-party Web sites, Hyperscript makes development of complex data applications a simple task. Customers can subscribe to Hyperscript for either limited or unlimited access to data. For example,

Pfizer, Inc. uses Hyperscript to create a customized, graphical image of its current stock price on its Web site at WWW.PFIZER.COM.

    PCQUOTE SOFTWARE DEVELOPMENT KIT AND QUOTESOCKETS. PCQuote SDK allows third-party software developers to code delayed or real-time market data into their own software or Web-based applications. Developers use this service to create an interface to view market data and then codes HyperFeed 2000 data into the application. Once completed, developers become subscribers to Quotesockets, our related subscription plan, with monthly fees for access to delayed or real-time data. The developers then have the ability to market the product it has developed. Our current pricing for Quotesockets is $39 per month for delayed data and $135 per month for real-time data.

    Omega Pro Suite, Omega Research's desktop application, uses PCQuote SDK and Quotesockets to obtain real-time data. Omega Pro Suite is used primarily by individual investors for technical analysis and charting. The end-user pays Omega Research a fee to use the application and pays us a monthly fee for the market data. In order to activate the data portion of the developer's application, the end-users must subscribe to the Quotesockets service through PCQuote.com.

STRATEGIC RELATIONSHIPS

    We believe that our strategic relationships with CNNFN, HyperFeed Technologies and Townsend Analytics help us to differentiate ourselves as a single-source solution for online financial information. See "Certain Transactions" for a more complete description of our agreements with CNNFN and HyperFeed Technologies.

  CNNFN

    Through our strategic relationship with CNNFN, we provide access to original, timely global business news and stories regarding the financial markets and other areas of interest to our users. CNNFN headlines appear on the front pages of our Web sites and are continously updated throughout the trading day. Our agreement with CNNFN contains an exclusivity provision that prohibits CNNFN from licensing CNNFN headlines to our direct competitors, subject to several exceptions.

  HYPERFEED TECHNOLOGIES

    Through our strategic relationship with HyperFeed Technologies, we use HyperFeed 2000 to offer timely and accurate market data on our Web sites and other services. HyperFeed 2000 is HyperFeed Technologies' newest generation data feed. It delivers real-time and delayed market data from all North American exchanges on more than 350,000 securities, including stocks, bonds, options, mutual funds, currencies, indices, over the counter issues and futures. In addition, we license PCQuote Orbit and Quotesockets from HyperFeed Technologies. HyperFeed Technologies provides us with various administrative services and technical and operational support.

  TOWNSEND ANALYTICS

    Through our strategic relationship with Townsend Analytics, we license the right to use a software application that we market as PCQuote 6.0. We also sublicense private label versions of this application. Our license agreement with Townsend Analytics is for an initial term ending December 4, 2000 and provides for automatic one-year renewals unless either party delivers a notice of nonrenewal 90 days prior to the termination date.

SALES AND MARKETING

    To date, we have not broadly marketed our services. We intend to use a portion of our net proceeds from this offering to aggressively market and promote our Web sites and other service offerings in a variety of traditional and online media, including:

    - Web sites, including content providers, online newspapers, search engines and portals;

    - financial, business and other publications; and

    - radio and television.

    In addition, our marketing efforts may include establishing strategic distribution relationships with leading Web sites, developing brand extensions and engaging in ongoing media relations. We also intend to increase the size of our team of in-house customer service representatives to provide our users and subscribers with the highest level of service possible.

    We believe that our marketing efforts will enable us to build brand awareness and increase traffic to our Web sites. This is intended to create a ready source of potential subscribers for our services and a large, demographically desirable audience for our advertisers. We believe that our varied service offerings provide us with the opportunity to derive increased revenues from multiple sources, including subscriptions, advertising and business-to-business services.

  SUBSCRIPTION SALES

    We offer a series of Web and Internet-enabled desktop services on a subscription basis. Our broad range of services gives us multiple up-sell opportunities by allowing our users to upgrade to enhanced levels of service as their expertise, information needs and interest in investing grows. We believe that a key component of this strategy is to build traffic on our WWW.PCQUOTE.COM Web site, thereby broadening our base of potential subscribers. We currently market our subscription services to investors through a variety of channels, including the Web, telemarketing and traditional media advertising campaigns.

    Certain services, including our subscription-based, business-to-business services, are marketed by a sales staff that is contracted from HyperFeed Technologies, as well as by our own sales staff. We pay a sales commission to HyperFeed Technologies for these sales. Our business-to-business target clients include online brokerages, content aggregation Web sites, large content owners, community-based portal sites and desktop or online software developers.

    As our service offerings continue to grow, we intend to build a larger, more specialized sales team to meet the needs of our users, subscribers and business-to-business clients. We also plan to promote online registration and self-service where applicable.

    Our largest customer, AB Watley, a private label redistributor of PCQuote 6.0, accounted for 11.1% of our total revenues in 1998 and 15.8% of our total revenues in the three months ended March 31, 1999. No other customer accounted for more than 2.3% of our revenues in either period.

  ADVERTISING SALES

    Advertisements are displayed throughout our Web sites. We have established a demographically desirable user base that has enabled us to build a growing base of online advertisers. In order to attract new users and further develop a loyal audience that appeals to a broad range of advertisers and business partners, we plan to offer improved, expanded content and features and conduct aggressive branding and promotional campaigns.

    We believe that a direct advertising sales force allows us to better understand and meet advertisers' needs, to increase our access to potential advertisers and to maintain strong relationships with our existing advertising clients. We plan to develop and expand our direct sales force to attract a greater number of advertisers and better meet the needs of existing advertisers.

    In 1998, approximately 70 companies advertised on our Web sites. In the first quarter of 1999, approximately 43 companies advertised on our Web sites. While many of our advertisers in the past have been from the financial services industry, we recently have attracted advertisers from outside of this industry. Our advertisers during 1999 have included:

    FINANCIAL SERVICES
        ADVERTISERS                 OTHER ADVERTISERS
---------------------------  --------------------------------
-  Datek Online              -  About.com
-  Discover Brokerage        -  CareerBuilder.com
-  DLJdirect                 -  Gateway 2000
-  Fidelity Investments      -  Hewlett-Packard
-  Mr. Stock                 -  IBM
-  TheStreet.com             -  Microsoft Home Advisor
                             -  Oracle

    Advertising on our Web sites ranges in price depending on the type and level of placement provided, including whether the arrangement is based on impressions or click-throughs. DoubleClick provides us with advertising management and delivery services and provides our advertisers with reports describing the delivery of their advertisements.

COMPETITION

    An increasing number of financial data and information sources compete for consumers' and advertisers' attention and spending. We expect this competition to increase. The market for Internet services and products is relatively new, intensely competitive and rapidly changing. The number of Web sites on the Internet competing for consumers' attention and spending has proliferated and we expect that competition will continue to intensify. We compete, directly and indirectly, for advertisers, viewers, subscribers and content providers with the following categories of companies:

    - Web sites targeted to business, finance and investing needs, such as CBS.Marketwatch.com, TheStreet.com, The Motley Fool and Quote.com;

    - Web portals, such as EXCITE.COM, INFOSEEK.GO.COM, LYCOS.COM, YAHOO.COM, and other high-traffic Web sites that offer quotes, financial news and/or other programming, as well as links to business and finance related Web sites;

    - proprietary online services, such as America Online and Microsoft Network, that provide access to financial and business-related content and services;

    - online brokerage firms, such as Charles Schwab and E*TRADE, many of which provide financial and investment news and information;

    - providers of terminal-based financial news and data, such as Bloomberg Business News, Reuters News Service, Dow Jones Markets and Bridge News Service; and

    - publishers and distributors of traditional media, including television, radio and print, such as CNBC, Marketplace on National Public Radio and The Wall Street Journal.

    Our ability to compete depends on many factors, including the timeliness, comprehensiveness and trustworthiness of our content, the ease-of-use of our services and the effectiveness of our sales and marketing efforts. We believe our services compare favorably with those of our competitors.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

    Our technological infrastructure is built and maintained for reliability, security and flexibility. We host our servers at two distribution centers in Chicago, Illinois. We use load balancing technology to distribute user traffic to available servers at either of the two sites. This combined with built-in excess capacity at both sites allows each site to operate as a backup for the other site. In the event one site experiences an outage due to an ISP or other failure, traffic is seamlessly serviced by the other site. We also use multiple high speed paths to receive data at these two sites and we have two ISPs for distribution to our users.

INTELLECTUAL PROPERTY

    We rely primarily on a combination of trademark and trade secret law and restrictions on disclosure to protect our intellectual property, such as our content, trademarks, trade names and trade secrets. We generally enter into confidentiality agreements with our employees, consultants and strategic partners, and seek to control access to and distribution of our proprietary information. We cannot be sure that these precautions will prevent misappropriation or infringement of our intellectual property. We also license technology from third parties, such as software from Townsend Analytics and DoubleClick, and data and content from third parties. Under these license agreements, the licensors generally agree to indemnify us with respect to any claim by a third party that the licensed software or content infringes any person's proprietary rights. In the future, we may seek to license additional technology or content in order to enhance our current features or to introduce new services, such as certain of the community features we may introduce.

EMPLOYEES

    As of March 31, 1999, we had 37 full time employees. No personnel are represented under collective bargaining agreements. We consider our employee relations to be good.

FACILITIES

    Our principal administrative, sales, marketing and research development facilities are located in approximately 8,000 square feet of office space in Chicago, Illinois. This office space is provided to us by HyperFeed Technologies. HyperFeed Technologies' lease expires on December 31, 2004, unless renewed. We anticipate relocating or expanding our space due to increased requirements resulting from our expected growth.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding the executive officers, directors and director designees of PCQuote.com:

NAME                                             AGE                               POSITION
--------------------------------------------     ---     -------------------------------------------------------------
Jim R. Porter...............................     58      Chief Executive Officer and Chairman
Timothy K. Krauskopf........................     35      President, Chief Operating Officer and Director
Andrew N. Peterson..........................     47      Chief Financial Officer and Secretary
Stephen F. Rawls............................     47      Vice President, Interactive Operations
John R. Hart................................     39      Director
John E. Juska...............................     44      Director
Ronald J. Grabe (1).........................     53      Director Designee
Francis J. Harvey (1).......................     55      Director Designee
James R. Quandt (1).........................     49      Director Designee

------------

(1) Messrs. Quandt, Grabe and Harvey have been designated to become members of our Board of Directors.

    JIM R. PORTER has served as our Chief Executive Officer and Chairman since March 1999. Mr. Porter is currently serving as HyperFeed Technologies' Chairman, a position he has held since October 1997, and Chief Executive Officer, a position he has held since July 1997. Since 1993, he has been the President and Chief Executive Officer of New Century Investment Research & Management, Inc. From 1990 to 1993, he was an associate of Chicago Research & Trading, Inc., a commodity trading firm. From 1979 to 1990, Mr. Porter was a principal and Chief Executive Officer of First Options of Chicago, Inc., a securities, futures and options clearing firm, and a partner of Spear Leeds & Kellogg, a specialist firm on the New York Stock Exchange.

    TIMOTHY K. KRAUSKOPF has served as our President and Chief Operating Officer since April 1999 and has been a member of our Board of Directors since March 1999. He has served as a director of HyperFeed Technologies since September 1997. Mr. Krauskopf will resign as a director of HyperFeed Technologies as of the closing of this offering. From 1997 to 1999, Mr. Krauskopf was the Head of Information Services at the Field Museum of Natural History in Chicago, Illinois. From 1990 to 1997, Mr. Krauskopf held a number of positions at Spyglass, Inc., a company he co-founded, including Vice President of Research and Development and Chief Technology Officer. Mr. Krauskopf currently serves as a director of Spyglass. Spyglass commercialized and marketed the Mosaic Internet browser developed at the University of Illinois.

    ANDREW N. PETERSON has served our Chief Financial Officer since April 1999 and as Secretary since May 1999. From April 1997 to October 1998, Mr. Peterson served as Chief Financial Officer of TRO Learning, Inc., a publicly-held developer of educational software. From May 1995 to December 1996, he served as Chief Financial Officer of TSR, Inc., a privately-held publisher of games and books. From 1986 to 1994, Mr. Peterson served as the Chief Financial Officer of Duplex Products, Inc., a publicly-held manufacturer of business forms.

    STEPHEN F. RAWLS has served as our Vice President, Interactive Operations, since April 1999. From February 1998 to April 1999, Mr. Rawls was Vice President, Marketing, for HyperFeed Technologies. From 1995 to 1998, Mr. Rawls held a number of Internet-related positions for Ameritech Corp. From 1991 to 1995, he served as Vice President of FutureSource, a financial data provider, and was responsible for international business development.

    JOHN R. HART has served as a member of our Board of Directors since May 1999. He has been a director of HyperFeed Technologies since 1997. He has been President, Chief Executive Officer and a director of PICO Holdings. Inc., a publicly held holding company since November 1996. He has also served as President and Chief Executive Officer since 1995 and as a director since 1993 of Physicians Insurance Company of Ohio. Mr. Hart also served as President and Chief Executive Officer of Global Equity Corporation, an international investment and operating company, since 1995, and as President of Quaker Holdings Limited, an investment company since 1991. From 1982 to 1991 he served as Principal of Detwiler, Ryan & Company Inc., an investment bank.

    JOHN E. JUSKA has served as a member of our Board of Directors since March 1999. He currently serves as the Chief Financial Officer of HyperFeed Technologies, a position he has held since July 1997. From 1994 to July 1997, Mr. Juska served as Vice President and Chief Financial Officer for the Chicago Mercantile Exchange. From 1986 to 1994, Mr. Juska served in various positions for the Chicago Mercantile Exchange, including Controller and Vice President of Finance.

    RONALD J. GRABE is designated to become a member of our Board of Directors. Mr. Grabe currently serves as Senior Vice President and Deputy General Manager, Launch Systems Group, Orbital Sciences Corporation, a position he has held since 1996. From 1994 to 1996, he served as Vice President, Business Development, Launch Systems Group, Orbital Sciences Corporation. From 1983 to 1993, Mr. Grabe served in various positions at the National Aeronautics and Space Administration, including Commander for Space Shuttle Mission STS-57 (1992-1993), Chief Operational Evaluator of Russian Soyuz Spacecraft (1992), Commander, Space Shuttle Mission STS-42 (1990-1992) and Lead Astronaut Space Station Development (1989-1991).

    FRANCIS J. HARVEY is designated to become a member of our Board of Directors. Dr. Harvey currently serves as an independent consultant for various companies. From 1969 to 1997, Dr. Harvey served in various positions at Westinghouse Electric Corporation, most recently as Chief Operating Officer, Industries and Technology Group (1996-1997), President, Electronic Systems (1995-1996), President, Government and Environmental Services Co. (1994-1995), Vice President, Science and Technology Center (1993-1994) and General Manager, Marine Division (1986-1993). Dr. Harvey currently serves as a director of GTS Duratek, Inc.

    JAMES R. QUANDT is designated to become a member of our Board of Directors. Mr. Quandt currently serves as a Partner and Managing Director of Korn/Ferry International, the world's largest executive search firm, a position he has held since August 1998. From February 1996 to August 1998, he served as President and Chief Executive Officer of National Telephone & Communication, Inc., a telecommunications firm. From February 1995 to January 1996, Mr. Quandt served as Chairman of the Board of Bridge Information Systems, Inc., a privately held group of companies in the financial information and technology industry. Mr. Quandt served as President of Standard & Poors Financial Information Services from 1991 to 1995.

    We plan to appoint two additional independent directors within 90 days after the closing of this offering. Directors are elected by the stockholders at each annual meeting of stockholders or until their successors are duly elected and qualified.

    All executive officers are appointed by, and serve at the discretion of, our Board of Directors.

BOARD COMMITTEES

    We intend to establish an Audit Committee and a Compensation Committee comprised of independent directors. Our Audit Committee will have the responsibility of reviewing our audited financial statements and accounting practices. This committee will consider and recommend the employment of independent accountants and approve fee arrangements with them for both audit functions and for advisory and other consulting services. The Compensation Committee will review and approve the compensation and benefits for our key executive officers, administer our employee benefit plans and make recommendations to the full Board of Directors regarding these matters.

DIRECTOR COMPENSATION

    We reimburse our directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. Members of our Board of Directors are eligible to participate in our 1999 Combine Incentive and Non-statutory Stock Option Plan. On the same day as each annual meeting of our stockholders, we intend to grant each non-employee,
independent director a fully vested option to purchase     shares of our common
stock at the then-current market price if he has served continuously as a member of the Board of Directors since the date of the previous annual meeting. In addition, we intend to grant each of our non-employee, independent directors a
fully vested option to purchase          shares of our common stock on the
effective date of this prospectus, having an exercise price equal to the initial public offering price. Each of Messrs. Grabe, Harvey and Quandt will receive this initial grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to this offering, our Board of Directors did not have a Compensation Committee and all compensation decisions were made by the full Board of Directors. Upon completion of this offering, it is intended that the Compensation Committee will make all compensation decisions. No interlocking relationship exists between the Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    We were incorporated in March 1999 and, therefore, had no executive officers as of the end of 1998. Effective April 1, 1999, we began paying Jim R. Porter, our Chief Executive Officer, a base salary of $90,000 per year. Mr. Porter has an arrangement with us under which he is required to devote only one-half of his business time to our business. He will devote the remaining one-half of his business time to HyperFeed Technologies. We have three executive officers, other than our Chief Executive Officer, who we expect will earn more than $100,000 annually. Effective April 28, 1999, we began paying Timothy K. Krauskopf, our President and Chief Operating Officer, a base salary of $150,000 per year. Effective April 28, 1999, we began paying Andrew N. Peterson, our Chief Financial Officer and Secretary, a base salary of $175,000 per year. Effective April 1, 1999, we began paying Stephen F. Rawls, our Vice President, Interactive Operations, a base salary of $100,000 per year.

EMPLOYMENT AGREEMENTS

    We have entered into an employment agreement with Andrew N. Peterson. Under the employment agreement, Mr. Peterson will be paid an annual base salary of $175,000. The employment agreement can be terminated by either party at any time, subject to the terms of the agreement. If we terminate Mr. Peterson without cause or if he voluntarily terminates his employment for specified reasons, we will be required to pay him all of his accrued base salary and continue to pay him his base salary for twelve months following the termination. If we terminate him for cause or if he voluntarily terminates his employment other than for the reasons described above, we will not be obligated to pay any continuation of base salary.

    The employment agreement also contains provisions governing the benefits payable to Mr. Peterson if there is a change in control of PCQuote.com. If Mr. Peterson is terminated by us or our successor, other than for cause, within six months after a change in control or if he voluntarily terminates his employment for the reasons described above within six months after the change in control, we are required to pay him an amount equal to his annual base salary. The employment agreements contain confidentiality and nonsolicitation obligations and a one-year covenant not to compete.

1999 COMBINED INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

    Our 1999 Combined Incentive and Non-statutory Stock Option Plan was adopted in May 1999. There are 1,538,600 shares of common stock reserved for issuance under this plan. The plan terminates in September 2009, unless terminated sooner by our Board of Directors. The plan authorizes the award of options and restricted stock purchase rights.

    The plan will be administered by our Board of Directors or a committee appointed by our Board of Directors. The administrator has the authority to interpret the plan, grant awards and make all other determinations necessary to administer the plan.

    The plan provides for the grant of both incentive stock options, commonly called ISOs, that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options, commonly called NQSOs. ISOs may be granted only to our employees or employees of a parent or subsidiary. NQSOs and restricted stock purchase rights may be granted to our employees, directors and consultants. Generally, the exercise price of ISOs must be at least equal to the fair market value of our common stock on the date of grant. Any grant of an ISO to a holder of 10% or more of our outstanding shares of common stock must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of our common stock on the date of grant. Options granted under the plan have a maximum term of ten years. Awards granted under the plan may not be transferred other than by will or by the laws of descent and distribution. They generally also must be exercised during the lifetime of the optionee only by the optionee.

    Options granted under the plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised up to twelve months following the date of death or termination of service. If PCQuote.com is dissolved or liquidated or has a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the awards, the vesting of the awards will be accelerated.

    We have granted options to purchase a total of    shares of common stock
under the plan, all at an exercise price of $   per share. On          , 1999,
we granted options to purchase shares of common stock at an exercise price of
$   per share to the following officers for the indicated number of shares: Mr.
Porter--    shares, Mr. Krauskopf--    shares, Mr. Peterson--    shares and Mr.
Rawls--    shares. These options vest ratably over a three-year period beginning
on          , the date of the grant.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful dividends and stock purchases under the section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    These provisions are permitted under Delaware law.

    Our Bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions;

    - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise required by law, our Certificate of Incorporation, our Bylaws or agreements; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law, subject to certain very limited exceptions.

    Prior to the completion of this offering, we intend to enter into Indemnity Agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we intend to obtain directors' and officers' insurance providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

    The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of common stock as adjusted to reflect the completion of this offering by:

    - each of PCQuote.com's directors, director designees and executive officers,

    - all directors, director designees and executive officers of PCQuote.com as a group,

    - each person who is known by PCQuote.com to own beneficially more than five percent of the outstanding shares of our common stock, and

    - the selling stockholder.

                                                     SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                            OWNED                                  OWNED
                                                   PRIOR TO THE OFFERING(2)               AFTER THE OFFERING(2)(3)
                                                   ------------------------    SHARES     ------------------------
NAME AND ADDRESS (1)                                 NUMBER       PERCENT      OFFERED      NUMBER       PERCENT
-------------------------------------------------  -----------  -----------  -----------  -----------  -----------
HyperFeed Technologies, Inc......................   9,800,000        98.7%    1,950,000    7,850,000        49.9%
Jim R. Porter....................................      --           --           --           --           --
Timothy K. Krauskopf.............................      --           --           --           --           --
Andrew N. Peterson...............................      --           --           --           --           --
Stephen F. Rawls.................................      --           --           --           --           --
John R. Hart (4).................................      --           --           --           --           --
  6101 Camino de la Costa, La Jolla, California
    92037
John E. Juska....................................                                --
Ronald J. Grabe (5)(6)...........................                                --
  514 Fortress Circle, Leesburg,
    Virginia 20175.
Francis J. Harvey (5)(6).........................                                --
  116 Twin Oaks Drive, Los Gatos, California
    95032-5650.
James R. Quandt (5)(6)...........................                                --
  17 Cherry Hills Drive, Coto de Caza, California
    92679.
All Directors and Executive Officers as a group
  (9 persons)....................................

------------

*   Less than 1%

(1) Unless otherwise indicated, the address of each person named in the table is 300 South Wacker Drive, Suite 300, Chicago, Illinois 60606-6688.

(2) Beneficial ownership includes shares of outstanding common stock and shares of common stock that any person has the right to acquire within 60 days after the date of this prospectus. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3) Assumes no exercise of the underwriters' over-allotment options. If the over-allotment option from us is exercised in full, HyperFeed Technologies would own 7,075,000 shares after the offering, representing 43.9% of the outstanding common stock.

(4) Mr. Hart is Chief Executive Officer and a director of PICO Holdings, Inc. and Physicians Insurance Company of Ohio, which collectively beneficially own 47.9% of the outstanding common stock of HyperFeed Technologies. These two affiliated companies may be considered to control

    HyperFeed Technologies and, as a result, may be considered to beneficially own the shares of our common stock owned by HyperFeed Technologies. These companies and Mr. Hart disclaim beneficial ownership of the shares of our common stock owned by HyperFeed Technologies.

(5) Director designee.

(6) Consists of     shares of our common stock issuable upon exercise of options that will become exercisable within 60 days after the date of this prospectus.

                              CERTAIN TRANSACTIONS

HYPERFEED TECHNOLOGIES

    The following includes brief summaries of the anticipated provisions of the Contribution and Separation Agreement and ancillary agreements, including the Maintenance Agreement, the DataFeed License Agreement, the Services Agreement, the Non-competition Agreement, the Registration Rights Agreement and the Tax Indemnification and Allocation Agreement. All of these agreements are between HyperFeed Technologies and us and will be entered into contemporaneously. The summaries of these agreements are qualified in their entirety by the agreements themselves, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

  HISTORICAL INTERCOMPANY RELATIONSHIPS

    Our WWW.PCQUOTE.COM Web site was first established in July of 1995 by PC Quote, Inc., a provider of securities market data. PC Quote, Inc., which was founded in 1983, approved a change of its corporate name to HyperFeed Technologies, Inc. in April 1999. This name change is subject to stockholder approval at their annual meeting to be held on June 16, 1999. We were initially organized in December 1998 as a division of HyperFeed Technologies. We were incorporated in March 1999 as a wholly-owned subsidiary of HyperFeed Technologies.

    Prior to the closing of this offering, HyperFeed Technologies intends to separate the business of PCQuote.com and the associated assets and liabilities from HyperFeed Technologies' other businesses and operations. HyperFeed Technologies and we intend to enter into a Contribution and Separation Agreement and other agreements providing for, among other things, the separation, the contribution of certain assets to us, and the provision by HyperFeed Technologies of licenses and interim services to us.

    The Contribution and Separation Agreement will establish PCQuote.com as a stand-alone entity with objectives separate from those of HyperFeed Technologies. As a distinct entity, we believe we will be afforded more flexibility in considering opportunities that are available to Internet businesses.

  CONTRIBUTION AND SEPARATION AGREEMENT

    The Contribution and Separation Agreement to be entered into by HyperFeed Technologies and us will set forth certain matters with respect to the principal corporate transactions required to effect the contribution of assets to us, the assumption of liabilities by us and certain other agreements governing the relationship between HyperFeed Technologies and us.

    CONTRIBUTION OF ASSETS. The Contribution and Separation Agreement provides that HyperFeed Technologies will contribute to us as of March 31, 1999, the assets relating to our business, including:

    - all furniture, office equipment, computer equipment, machinery, equipment and other items of personal property relating to our business;

    - all records relating to the operation of our business, including financial and business records, customer lists and files, supplier records and personnel and payroll records;

    - all accounts receivable, notes receivable and all other receivables of any kind related to our business;

    - all goodwill of our business;

    - all customer lists relating to our business;

    - intellectual property and technology relating to our business, including Hyperscript, PCQuote Software Development Kit, our domain names and Web sites, Pay Per Quote and Web Template; and

    - all rights arising from the contracts and agreements relating to our business.

    In addition, HyperFeed Technologies will grant to us a perpetual, world-wide, non-exclusive license to use the intellectual property relating to PCQuote Orbit, Quotesockets and HyperServer. HyperServer is a specially configured server for receiving market data from HyperFeed 2000. Until we terminate the DataFeed License Agreement in the event of a bankruptcy event or a material breach by HyperFeed Technologies, we covenant to take reasonable steps to insure that PCQuote Orbit remains compatible with Quotesockets and that PCQuote Orbit be able to receive a data feed only from HyperFeed Technologies.

    The agreement provides that if the transfer or assignment by HyperFeed Technologies to us of any asset or the assumption by us of any liability requires the consent of a third party, then the assignment or assumption will be made subject to the receipt of the required consent. To the extent any contract of HyperFeed Technologies is not assigned to us due to the absence of any necessary consent, then we will not be entitled to receive any benefits arising under that contract nor be required to assume any liabilities of HyperFeed Technologies arising under that contract.

    ASSUMPTION OF LIABILITIES. Under the Contribution and Separation Agreement, we will assume:

    - all of the current liabilities relating to our business as of March 31, 1999;

    - any obligations arising under the contracts and agreements assigned to us as part of the contribution;

    - any other liabilities of HyperFeed Technologies, in an amount not to exceed $500,000, relating to our business and not included in the current liabilities relating to our business as of March 31, 1999;

    - an obligation to pay $500,000, representing one-half of the amount owed by HyperFeed Technologies to Townsend Analytics under a termination agreement between those parties; and

    - up to $2.0 million to satisfy any shortfall in the $5.0 million minimum aggregate license fees HyperFeed Technologies anticipates it will be required to pay to Townsend Analytics under an anticipated new agreement between those two companies.

    YEAR 2000. The Contribution and Separation Agreement includes a representation that all computer systems and software contributed or licensed to us under this agreement will be Year 2000 compliant.

    INDEMNIFICATION. Under the Contribution and Separation Agreement, we and HyperFeed Technologies indemnify each other for:

    - any breach of any representation or warranty that survives the closing of the separation transaction and is contained in the Contribution and Separation Agreement or any of the ancillary agreements;

    - any breach of any covenant contained in the Contribution and Separation Agreement or any of the ancillary agreements;

    - our respective liabilities; and

    - the disclosure by current or former personnel of any proprietary information of the other party.

    Any representations and warranties contained in the Contribution and Separation Agreement or any of the ancillary agreements will survive the closing of the separation transaction solely for the purpose of the indemnification provisions and will terminate at the close of business five years following the date of the separation.

  SERVICES AGREEMENT

    Under the Services Agreement, HyperFeed Technologies will perform the following services for us:

    - administrative services, including provision of telephones, secretarial assistance and facilities management, use of office administrative equipment, internal computer operations and systems and related services;

    - provision of customer information, including customer billing, collections, accounting and related services;

    - technical and operational support, including assistance with the operation and marketing of the online services (including advertising services) offered by us;

    - human resources, risk management and accounting services, including, without limitation, assistance with legal, employee benefits, accounting and other related issues, with such services to be provided by HyperFeed Technologies personnel not by retained outside advisors; and

    - network services, operations and management support.

    In addition, we will continue to occupy a portion of the premises leased by HyperFeed Technologies at 300 South Wacker Drive, Chicago, Illinois.

    As compensation for these services and for the provision of office space, we will pay HyperFeed Technologies the following monthly fees:

    - from April 1999 to September 1999: $213,500 per month;

    - from October 1999 to December 1999: $163,500 per month;

    - from January 2000 to March 2000: $138,500 per month;

    - from April 2000 to June 2000: $113,500 per month; and

    - any month beyond June 2000: an amount to be agreed upon by the parties.

    All monthly fees incurred prior to the closing of this offering will be accrued and be payable from the net proceeds of this offering. The decrease in monthly fees reflects the intent of the parties to reduce the amount of services HyperFeed Technologies will provide to us as we develop the capability to perform these services internally.

    The Services Agreement will have an initial term through June 30, 2000. We may extend the agreement for additional one-month terms on 30 days notice to HyperFeed Technologies.

    Either party has the right to terminate the Services Agreement if there is a material breach by the other party or the other party is subject to a bankruptcy or insolvency event.

  MAINTENANCE AGREEMENT

    Under the Maintenance Agreement, HyperFeed Technologies agrees to continue to provide any software features, upgrades or enhancements to PCQuote Orbit as they are tested and become available during the normal course of its business. HyperFeed Technologies is not obligated to add any special features, upgrades or enhancements to PCQuote Orbit that are requested by us. In exchange for this maintenance obligation, we will pay HyperFeed Technologies a fee in an amount equal to 3% of our gross revenues derived from all permitted uses, licensing and sub-licensing of PCQuote Orbit.

    This agreement is for a perpetual term. However, HyperFeed Technologies may immediately terminate this agreement if the term of the DataFeed License Agreement expires and is not renewed by us or if HyperFeed Technologies terminates the DataFeed License Agreement as a result of a breach of that agreement by us. In addition, either party may immediately terminate this agreement if there is a material breach by the other party or the other party is subject to a bankruptcy or insolvency event.

  DATAFEED LICENSE AGREEMENT

    The DataFeed License Agreement grants us a non-exclusive license to use HyperFeed Technologies' data feed in both delayed and real time formats. We may use the data feed only with HyperFeed Technologies' Hypertools. These are modules and applications that enable us to interface with the data feed. Unless HyperFeed Technologies agrees otherwise, we may distribute the data feed via the Internet only and users are required to access the data feed through our servers.

    This agreement has a five-year term and will automatically renew for additional one-year terms unless we terminate at least sixty days prior the end of the initial or any renewal term. Either party may terminate the agreement in the event of a material breach of the agreement by the other party that is not cured within thirty days. HyperFeed Technologies may immediately suspend our use of the data feed if we redistribute the data feed, either internally or externally, to third parties without the consent of HyperFeed Technologies and of the appropriate data feed sources. If we do not cure the breach within 15 days after notice of the breach is given to us, HyperFeed Technologies may terminate the agreement. Either party may also immediately terminate this agreement if the other party files a petition in bankruptcy or fails to timely discharge any petition in bankruptcy filed against it.

    We will pay HyperFeed Technologies monthly fees based on the number of users and quotes accessed. If this agreement had been in effect as of January 1, 1999, we would have paid HyperFeed Technologies a license fee of approximately $245,000 for the three months ended March 31, 1999.

    We are also responsible for paying all additional costs directly related to our use of the data feed, such as:

    - computer hardware and communications equipment;

    - on-site training and support;

    - satellite transmission;

    - leased phone lines; and

    - exchange fees, including indirect access fees.

    These costs will be charged to us at the lowest price that HyperFeed Technologies charges to its other data feed customers.

    Prior to commencing use of the data feed, we are required to apply for and receive approval from each data feed source whose approval is required for receipt or dissemination of the information contained in the data feed.

  NON-COMPETITION AGREEMENT

    We will also enter into a Non-competition Agreement with HyperFeed Technologies. This agreement provides that until the earlier of three years after the closing of the separation transaction or the date on which the DataFeed License Agreement is terminated by HyperFeed Technologies for our breach of that agreement or expires and is not renewed, HyperFeed Technologies will not, either by itself or through any affiliate or subsidiary directly or indirectly:

    - engage in the maintenance of a computer system designed to receive data feed from a data feed provider and to repackage the information for the delivery of financial market data and market analytics with financial news services via the Internet;

    - own more than five percent of the outstanding equity interest of any entity (other than us) that engages in the maintenance of a computer system designed to receive data feed from a data feed provider and to repackage the information for the delivery of financial market data and market analytics with financial news services via the Internet;

    - license, sublicense or assign to any entity engaged in the maintenance of a computer system designed to receive data feed from a data feed provider and to repackage the information for the delivery of financial market data and market analytics with financial news services via the Internet, all or any part of the intellectual property relating to PCQuote Orbit licensed to us under the Contribution and Separation Agreement or of the software package licensed to both us and HyperFeed Technologies by Townsend Analytics. However, HyperFeed Technologies will remain free to license or sublicense all or part of these intellectual properties to any licensed broker or dealer for redistribution to persons having an account with such broker or dealer and for other limited uses by such broker or dealer; or

    - hire or solicit any person employed by us.

    The agreement provides that until the later of three years after the closing of the separation transaction or the date on which the DataFeed License Agreement is terminated by us or expires and is not renewed, we will not, either by ourselves or through any affiliate or subsidiary:

    - engage in the business of redistributing data feed in any way other than through a computer system designed to receive and repackage data feed, such as the ones we currently operate;

    - own more than five percent of the outstanding equity interest of any entity that engages in the business of redistributing via the Internet data feed in any way other than through a computer system designed to receive and repackage data feed, such as the ones we currently operate; or

    - hire or solicit any person employed by HyperFeed Technologies.

  REGISTRATION RIGHTS AGREEMENT

    Under the Registration Rights Agreement, we will grant to HyperFeed Technologies unlimited piggyback and demand registration rights for the common stock acquired by HyperFeed Technologies under the Contribution and Separation Agreement. However, HyperFeed Technologies may exercise its demand registration right no more than twice per year during any period in which we are not permitted to file registration statements on Form S-3 on behalf of HyperFeed Technologies. We are not obligated to effect a registration if securities for which a registration is demanded can be sold within a single ninety-day period pursuant to Rule 144 under the Securities Act. Subject to several exceptions, we would bear all registration expenses incurred in connection with these registrations. HyperFeed Technologies would pay all underwriting discounts and commissions applicable to the sale of the securities sold by them.

    HyperFeed Technologies has entered into a lock-up agreement pursuant to which it has agreed not to offer or sell shares of our common stock held by it for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters.

    We believe that the terms of each of the transactions with HyperFeed Technologies described above, taken as a whole, were no less favorable than we could have obtained from unaffiliated third parties. All future transactions with our officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors.

  TAX INDEMNIFICATION AND ALLOCATION AGREEMENT

    Under the Tax Indemnification and Allocation Agreement, HyperFeed Technologies will indemnify us against all tax liabilities incurred by us if their contribution of assets to us fails to qualify as a tax-free transaction. In addition, each party will indemnify the other party for:

    - all income tax liabilities for which it is held liable or required to reimburse the other party; and

    - all income tax liabilities incurred by the other party due to a breach of any covenant under this agreement.

    In addition, this agreement provides for the allocation and payment of taxes for periods during which HyperFeed Technologies and we are included in the same consolidated group for federal, state, local or foreign income tax purposes. For periods during which we are included in HyperFeed Technologies' consolidated federal, state, local or foreign income tax returns, we will be required to pay an amount of income tax equal to the amount we would have paid had we filed a tax return as a separate entity.

CNNFN

    On April 12, 1999, we entered into a 3 1/2 year agreement with CNNFN under which CNNFN granted us a license to display on our Web sites certain headlines from CNNFN original stories published on the CNNFN Web site at CNNFN.COM. CNNFN also granted us a limited non-exclusive license to use CNNFN's logo. Under the agreement, the following items will appear on our Web sites: Web site link to the full story, short headline, ticker symbols contained in the story, the lead paragraph of the story and the timestamp of each story post. The CNNFN headlines appearing on our Web sites will serve as an access point to CNNFN's Web site.

    Under the agreement, no more than five CNNFN headlines may appear on any one of our Web site pages and these pages are subject to CNNFN's reasonable approval. We have no right to sell any advertising specifically for placement on the CNNFN headlines. CNNFN retains exclusive editorial control over the production and selection of the CNNFN headlines provided to us. We do not have the right to alter the CNNFN headlines provided to us. In other words, we must use the headlines "as is." CNNFN agreed to hold us harmless from any claims resulting from CNNFN headlines provided to us.

    Our agreement with CNNFN will expire on October 12, 2003, and CNNFN will have no obligation to renew it. Either party will also have the right to terminate this agreement if:

    - there is a material breach by the other party and this breach is not cured;

    - the other party is the subject of a bankruptcy event;

    - any third party reasonably considered to be a competitor of the other party merges with or acquires all or substantially all of the assets of the other party;

    - the other party undergoes a material change in control, involving a competitor of the terminating party; or

    - the other party makes any material adverse changes in its Web site or conducts its business in a manner that would have a material adverse effect on the terminating party's reputation, integrity or goodwill.

    The agreement with CNNFN contains an exclusivity provision under which CNNFN agrees not to license the CNNFN headlines to any unaffiliated third party for display on a generally accessible Web site that has as its primary purpose the providing of investment and/or financial tools, including real-time or delayed equity and/or futures quotes. However, this exclusivity does not apply to:

    - any registered broker-dealer Web sites that are used for trading and are accessible only by its clients;

    - financial Web sites currently controlled by CNNFN or its affiliates;

    - certain of CNNFN's existing relationships; and

    - any sites operated by our competitors that do not have the primary purpose of providing users with investment and/or financial tools, including real-time or delayed equity and/or futures quotes.

    CNNFN can terminate the exclusivity provisions of the agreement at any time after the one year anniversary of the agreement, after giving us 120 days notice, if CNNFN, its parent company (Time Warner) or one of its affiliated or subsidiary companies:

    - merges or consolidates with, acquires all or substantially all of the assets of a company engaged in whole or in part in providing information and services similar to those provided by us; or

    - develops an information service internally which is similar to that provided by us.

    Notwithstanding the termination of the exclusivity provisions contained in the agreement, we would retain a non-exclusive right to receive CNNFN headlines without charge for the remainder of the term of the agreement.

    In connection with the agreement, we granted CNNFN a warrant to purchase 515,790 shares of our common stock, representing a five percent interest in the common stock of PCQuote.com outstanding prior to the offering. The warrant is exercisable for nominal consideration. The shares subject to this warrant vest as follows: 25% on the date of execution of the agreement with CNNFN and 25% on each anniversary date of the agreement. CNNFN exercised the vested portion of this warrant on April 29, 1999. If the agreement with CNNFN is terminated by us for reasons relating to a change in control of CNNFN or a change in its Web site, or if CNNFN terminates the exclusivity provision, the unvested portion of this warrant is terminated. If there is a change in control of PCQuote.com and the acquiring company does not assume CNNFN's warrant, then the unvested portion of the warrant automatically vests and is treated as outstanding common stock. This warrant contains customary provisions adjusting the number of shares acquirable upon exercise of the warrant for stock splits, stock dividends and reclassifications.

    We also granted CNNFN one demand registration right and unlimited piggyback registration rights for the common stock acquirable upon exercise of the warrant. These registration rights terminate on October 12, 2004. We are not obligated to effect a registration if securities for which a registration is demanded can be sold within a single ninety-day period pursuant to Rule 144 under the Securities Act.

    We would bear all registration expenses incurred in connection with these registrations. CNNFN would pay all underwriting discounts and commissions applicable to the sale of the securities sold by them.

    CNNFN has waived any registration rights with respect to this offering and has entered into a lock-up agreement pursuant to which it has agreed not to offer or sell the warrant or the shares that would be received upon exercise of the warrant for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary description of our capital stock is not intended to be complete. Since the terms of our capital stock must comply with the provisions of our Certificate of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, as well as the General Corporation Law of the State of Delaware, you should read these two documents carefully.

    We have the authority to issue up to 74,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    There are 9,928,948 shares of common stock outstanding, held of record by two stockholders.

    Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by our Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders would be distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of our creditors. Each outstanding share of our common stock is, and all shares of common stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board is authorized, subject to any limitations under Delaware law, to issue preferred stock in one or more series. The Board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

    The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of PCQuote.com. We have no current plan to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations like us from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date that such stockholder became an "interested stockholder" unless:

    - the transaction in which such stockholder became an "interested stockholder" is approved by the Board of Directors prior to the date the "interested stockholder" attained such status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and, under certain circumstances, shares held in employee stock plans; or

    - the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder."

    This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to PCQuote.com and, accordingly, may discourage attempts to acquire us.

    Our Bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting may only be taken if it is properly brought before such meeting. Our Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may only be called by the Chairman of the Board, the President, the Board or by any stockholder holding at least 10% of our outstanding common stock. These provisions may have the effect of delaying or preventing a change-in-control of PCQuote.com.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We intend to enter into separate indemnification agreements with our directors and executive officers that provide them indemnification protection in the event the Certificate of Incorporation is subsequently amended.

    Our Certificate of Incorporation and Bylaws will provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in our management.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

    After this offering, 15,728,948 shares of our common stock will be outstanding (16,116,448 shares if the underwriters exercise their over-allotment option from us in full and 1,925,442 shares of common stock issuable upon the exercise of authorized options and warrants). Of these shares, the 7,750,000 shares (8,912,500 shares if the underwriters exercise their over-allotment options in full) sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by "affiliates" of PCQuote.com as defined in Rule 144 under the Securities Act. The remaining 7,203,948 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

    Our officers and directors and all stockholders, including the selling stockholder, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sales meet the conditions and restrictions of Rule 144 as described below.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of common stock and (ii) the average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC. Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about the Company. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of the Company at any time during the 90 days immediately preceding a sale of our common stock, and who has beneficially owned the shares for at least two years, would be entitled to sell their shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description.

    As soon as practicable following the consummation of this offering, we intend to file a registration statement under the Securities Act to register the shares of our common stock available for issuance under our 1999 Combined Incentive and Non-statutory Stock Option Plan. Shares issued under this plan generally will be available for sale in the open market, subject to the expiration of the 180-day lock-up period,

    We have granted CNNFN one demand registration right and unlimited piggyback registration rights covering the 128,948 shares of our common stock they own and the 386,842 shares they may acquire upon exercise of the warrant held by them. We intend to grant HyperFeed Technologies unlimited "piggyback" and demand registration rights covering the 7,850,000 shares of our common stock it will own after this offering.

                                  UNDERWRITING

    We have entered into an underwriting agreement with the underwriters for whom Prudential Securities Incorporated and U.S. Bancorp Piper Jaffray, Inc., FAC/Equities, a division of First Albany Corporation and E*OFFERING Corp. are acting as representatives. We and the selling stockholder are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to certain conditions of the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name:

                                                                                                        NUMBER
     UNDERWRITERS                                                                                      OF SHARES
---------------------------------------------------------------------------------------------------  -------------
Prudential Securities Incorporated.................................................................
U.S. Bancorp Piper Jaffray, Inc....................................................................
First Albany Corporation...........................................................................
E*OFFERING Corp....................................................................................
                                                                                                     -------------

    Total..........................................................................................     7,750,000
                                                                                                     -------------
                                                                                                     -------------

    The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, over-allotment options to purchase up to 387,500 additional shares from us and up to 775,000 additional shares from the selling stockholder. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.

    The representatives of the underwriters have advised us that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow to selected dealers a concession not
in excess of $               per share and such dealers may reallow a concession
not in excess of $               per share to certain other dealers. After the
shares are released for sale to the public, the representatives may change the offering price and the concessions. The representatives have informed us that the underwriters do not intend to sell shares to any investor who has granted them discretionary authority.

    We and the selling stockholder have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment options to purchase additional shares:

                                                                                      TOTAL FEES
                                                                    ----------------------------------------------
                                                          FEE        WITHOUT EXERCISE OF       FULL EXERCISE OF
                                                       PER SHARE    OVER-ALLOTMENT OPTIONS  OVER-ALLOTMENT OPTIONS
                                                     -------------  ----------------------  ----------------------
Fees paid by us....................................  $                  $                       $
Fees paid by the selling stockholder...............  $                  $                       $

    In addition, we estimate that we will spend approximately $1,400,000 in expenses for this offering including those of the selling stockholder. We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

    We, our officers and directors, the selling stockholder and CNNFN have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements specified in the underwriting agreement.

    Prior to this offering, there has been no public market for the common stock of our Company. The public offering price, negotiated among PCQuote.com, the selling stockholder and the representatives, is based upon various factors such as our financial and operating history and condition, our prospects, the prospects for the industry we are in and prevailing market conditions.

    Prudential Securities, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

    - Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities may elect to reduce this short position by exercising some or all of the over-allotment option.

    - Stabilizing and short covering. Stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

    - Penalty bids permitting the representatives to reclaim concessions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

    Such activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

    - the Public Offers of Securities Regulations 1995;

    - the Financial Services Act 1986; and

    - the Financial Services Act 1986, (Investment Advertisements) (Exemptions) Order 1996 (as amended).

    We have asked the underwriters to reserve shares for sale at the same offering price directly to our officers, directors, employees and other business affiliates or related third parties. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares.

    E*OFFERING Corp. is making a prospectus in electronic format available on its Internet Web site. Other than the prospectus in electronic format, the information on such Web site is not part of this prospectus or the registration statement of which the prospectus forms a part and has not been approved and/or endorsed by PCQuote.com or any underwriter in such capacity and should not be relied on by prospective investors.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Wildman, Harrold, Allen & Dixon, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

    The financial statements of PCQuote.com, Inc. as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock we are selling in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed with the registration statement. For further information with respect to PCQuote.com and our common stock, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and, in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement and each such statement is qualified in all respects by the contract or other document in question. A copy of the registration statement and the exhibits and schedule filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees charged by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGES
                                                                                                                -----

PCQUOTE.COM, INC.

  Independent Auditors' Report.............................................................................         F-2
  Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999 (unaudited)...........................         F-3
  Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and for the three months
    ended March 31, 1998 and 1999 (unaudited)..............................................................         F-4
  Statements of Stockholder's Equity for the years ended December 31, 1996, 1997 and 1998 and for the three
    months ended March 31, 1999 (unaudited)................................................................         F-5
  Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and for the three months
    ended March 31, 1998 and 1999 (unaudited)..............................................................         F-6
  Notes to Financial Statements............................................................................         F-7

    When the transactions described in the first, third and fourth paragraphs of
Note 8 of the Notes to Financial Statements have been consummated, we will be in a position to render the following report.

                                          /s/ KPMG LLP

    We have audited the accompanying balance sheets of PCQuote.com, Inc. (Company), as of December 31, 1997 and 1998, and the related statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PCQuote.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

May 21, 1999,
 except as to Note 8,
 which is as of

Chicago, Illinois

                               PCQUOTE.COM, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                 DECEMBER 31,
                                                                          --------------------------   MARCH 31,
                                                                              1997          1998          1999
                                                                          ------------  ------------  ------------
                                                                                                      (UNAUDITED)
Current assets:
  Accounts receivable, net of allowance for doubtful accounts of
    $33,998, $109,036 and $135,536 as of December 31, 1997, December 31,
    1998 and March 31, 1999, respectively...............................  $    400,121  $    437,043  $    756,141
  Prepaid expenses and other current assets.............................        16,358        42,446        70,223
                                                                          ------------  ------------  ------------
Total current assets....................................................       416,479       479,489       826,364
Property and equipment, net of accumulated depreciation of $71,989,
  $268,205 and $335,503, as of December 31, 1997, December 31, 1998 and
  March 31, 1999, respectively..........................................       359,946       478,574       544,194
Software development costs, net of accumulated amortization of $886,373,
  $1,612,293 and $1,844,650 as of December 31, 1997, December 31, 1998
  and March 31, 1999, respectively......................................     2,108,640     2,348,027     2,204,852
                                                                          ------------  ------------  ------------
    Total assets........................................................  $  2,885,065  $  3,306,090  $  3,575,410
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable......................................................  $  1,025,360  $  1,402,603  $  1,468,688
  Unearned revenue......................................................       249,845       623,827       718,237
  Other accrued liabilities.............................................       545,392       199,480       469,533
                                                                          ------------  ------------  ------------
    Total current liabilities...........................................     1,820,597     2,225,910     2,656,458
                                                                          ------------  ------------  ------------
Stockholder's equity:
  Common stock, par value $.01 per share; authorized 9,800,000 shares;
    9,800,000 shares issued and outstanding.............................            --            --        98,000
  Additional paid-in capital............................................            --            --       820,952
  Stockholder's investment..............................................     1,064,468     1,080,180            --
                                                                          ------------  ------------  ------------
    Total stockholder's equity..........................................     1,064,468     1,080,180       918,952
                                                                          ------------  ------------  ------------
    Total liabilities and stockholder's equity..........................  $  2,885,065  $  3,306,090  $  3,575,410
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See accompanying notes to financial statements.

                               PCQUOTE.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                                                              THREE MONTHS
                                                   YEARS ENDED DECEMBER 31,                 ENDED MARCH 31,
                                          -------------------------------------------  --------------------------
                                              1996           1997           1998           1998          1999
                                          -------------  -------------  -------------  ------------  ------------
                                                                                              (UNAUDITED)
Revenues:
  Subscription..........................  $     776,282  $   3,401,469  $   7,995,691  $  1,499,278  $  2,886,146
  Advertising...........................        166,497      1,131,120      1,368,463       274,789       247,633
  Other.................................         30,058        230,323        547,957       123,841       124,862
                                          -------------  -------------  -------------  ------------  ------------
Total revenues..........................        972,837      4,762,912      9,912,111     1,897,908     3,258,641
Direct cost of revenues.................        812,988      4,201,310      6,542,787     1,392,104     2,273,663
                                          -------------  -------------  -------------  ------------  ------------
Gross profit............................        159,849        561,602      3,369,324       505,804       984,978
Operating expenses:
  General and administrative............      1,083,490      2,297,383      2,481,583       668,412       702,492
  Sales and marketing...................        620,450      1,226,021      2,108,399       503,717       432,421
  Research and development..............        392,158        253,973        241,223        35,145        66,011
  Depreciation..........................             --         71,989        196,216        45,963        67,298
                                          -------------  -------------  -------------  ------------  ------------
Total operating expenses................      2,096,098      3,849,366      5,027,421     1,253,237     1,268,222
                                          -------------  -------------  -------------  ------------  ------------
Loss from operations....................     (1,936,249)    (3,287,764)    (1,658,097)     (747,433)     (283,244)
Other income (expense):
  Interest income.......................            556         10,537          8,292         3,294            --
  Interest expense......................        (26,171)    (1,295,090)      (512,646)     (105,708)       (4,354)
                                          -------------  -------------  -------------  ------------  ------------
Other expense, net......................        (25,615)    (1,284,553)      (504,354)     (102,414)       (4,354)
                                          -------------  -------------  -------------  ------------  ------------
Loss before income taxes................     (1,961,864)    (4,572,317)    (2,162,451)     (849,847)     (287,598)
Income taxes............................             --             --             --            --            --
                                          -------------  -------------  -------------  ------------  ------------
Net loss................................  $  (1,961,864) $  (4,572,317) $  (2,162,451) $   (849,847) $   (287,598)
                                          -------------  -------------  -------------  ------------  ------------
                                          -------------  -------------  -------------  ------------  ------------
Pro forma basic and diluted loss per
  share.................................  $       (0.20) $       (0.47) $       (0.22) $      (0.09) $      (0.03)
                                          -------------  -------------  -------------  ------------  ------------
                                          -------------  -------------  -------------  ------------  ------------
Pro forma shares used in the
  calculations of basic and diluted loss
  per share.............................      9,800,000      9,800,000      9,800,000     9,800,000     9,800,000
                                          -------------  -------------  -------------  ------------  ------------
                                          -------------  -------------  -------------  ------------  ------------

                See accompanying notes to financial statements.

                               PCQUOTE.COM, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                    COMMON STOCK
                                                               -----------------------  ADDITIONAL                       TOTAL
                                                                            PAR VALUE     PAID-IN    STOCKHOLDER'S   STOCKHOLDER'S
                                                                 SHARES       AMOUNT      CAPITAL     INVESTMENT         EQUITY
                                                               -----------  ----------  -----------  -------------   --------------
Balance at December 31, 1995.................................           --  $       --  $        --   $    624,440    $     624,440
  Net loss for the period....................................           --          --           --     (1,961,864)      (1,961,864)
  Contributions from Parent, net.............................           --          --           --      2,610,827        2,610,827
                                                               -----------  ----------  -----------  -------------   --------------
Balance at December 31, 1996.................................           --          --           --      1,273,403        1,273,403
  Net loss for the period....................................           --          --           --     (4,572,317)      (4,572,317)
  Contributions from Parent, net.............................           --          --           --      4,363,382        4,363,382
                                                               -----------  ----------  -----------  -------------   --------------
Balance at December 31, 1997.................................           --          --           --      1,064,468        1,064,468
  Net loss for the period....................................           --          --           --     (2,162,451)      (2,162,451)
  Contributions from Parent, net.............................           --          --           --      2,178,163        2,178,163
                                                               -----------  ----------  -----------  -------------   --------------
Balance at December 31, 1998.................................                                            1,080,180        1,080,180
  Common stock issued upon incorporation (unaudited).........        1,000          10           --             --               10
  Net loss for period (unaudited)............................           --          --           --       (287,598)        (287,598)
  Contributions from Parent, net (unaudited).................           --          --           --        126,360          126,360
  Transfer of stockholder's investment on March 31, 1999
    (unaudited)..............................................           --          --      918,942       (918,942)              --
  Effect of 9,800-for-one stock split........................    9,799,000      97,990      (97,990)            --               --
                                                               -----------  ----------  -----------  -------------   --------------
Balance at March 31, 1999 (unaudited)........................    9,800,000  $   98,000  $   820,952   $         --    $     918,952
                                                               -----------  ----------  -----------  -------------   --------------
                                                               -----------  ----------  -----------  -------------   --------------

                See accompanying notes to financial statements.

                               PCQUOTE.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                               THREE MONTHS
                                                     YEARS ENDED DECEMBER 31,                ENDED MARCH 31,
                                            -------------------------------------------  ------------------------
                                                1996           1997           1998          1998         1999
                                            -------------  -------------  -------------  -----------  -----------
                                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................  $  (1,961,864) $  (4,572,317) $  (2,162,451) $  (849,847) $  (287,598)
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation............................             --         71,989        196,216       45,963       67,298
  Provision for doubtful accounts.........             --         95,018        148,625       38,849       30,000
  Amortization of software development
    costs.................................        266,671        549,698        725,920      208,488      268,693
  Changes in assets and liabilities:
    Accounts receivable...................        (91,782)      (403,357)      (185,547)    (330,344)    (349,098)
    Prepaid expenses and other current
      assets..............................        (24,807)         8,449        (26,088)      (2,357)     (27,777)
    Accounts payable......................        284,181        741,179        377,243      374,851       66,085
    Accrued expenses......................        142,983        402,409       (345,912)     196,068      270,053
    Unearned revenue......................         98,193        151,652        373,982      293,912       94,410
                                            -------------  -------------  -------------  -----------  -----------
Net cash provided by (used in) operating
  activities..............................     (1,286,425)    (2,955,280)      (898,012)     (24,417)     132,066

INVESTING ACTIVITIES
Purchase of property and equipment........             --       (431,935)      (314,844)    (106,904)    (132,918)
Software development costs capitalized....     (1,324,402)      (976,167)      (965,307)    (303,669)    (125,518)
                                            -------------  -------------  -------------  -----------  -----------
Net cash used in investing activities.....     (1,324,402)    (1,408,102)    (1,280,151)    (410,573)    (258,436)

FINANCING ACTIVITIES
Contributions from Parent, net............      2,610,827      4,363,382      2,178,163      434,990      126,370
                                            -------------  -------------  -------------  -----------  -----------
Cash at beginning and end of period.......  $          --  $          --  $          --  $        --  $        --
                                            -------------  -------------  -------------  -----------  -----------
                                            -------------  -------------  -------------  -----------  -----------

                See accompanying notes to financial statements.

                               PCQUOTE.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1)  DESCRIPTION OF BUSINESS

    PCQuote.com, Inc. (the "Company"), a subsidiary of PC Quote, Inc. (the "Parent"), is an Internet-based provider of high performance, real-time financial data, timely business news and comprehensive research and analytical tools. PCQuote.com's service offerings consist of two Web sites, WWW.PCQUOTE.COM and MARKETSMART-REAL.PCQUOTE.COM, and two Internet-enabled desktop applications, PCQuote 6.0 and PCQuote Orbit. In addition, the Company offers several business-to-business services that enable clients to present financial data and information on their Web sites or desktop applications. The Company's principal customers are individual investors, financial Web site advertisers and other Web sites and businesses.

    The Company's first Web site was established in July 1995 ("inception"). The financial statements have been prepared as if the Company operated as a stand-alone entity since inception.

    On March 19, 1999, the Company was incorporated as a Delaware Corporation and became a wholly-owned subsidiary of the Parent.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying financial statements present the results of operations, financial condition and cash flows of the Company as a component of the Parent prior to the consummation of the transactions contemplated by the Contribution and Separation Agreement described in Note 8. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future or what the balance sheets, results of operations or cash flows of the Company would have been if it had been a separate, stand-alone publicly-held corporation during the periods presented.

    Since the Company's inception, the Parent has provided funding to the Company for working capital. The Company participates in the Parent's cash management process. As a part of the Parent's central cash management system, all cash generated from and cash required to support the Company's operations were deposited and received through the Parent's corporate operating cash accounts. As a result, there were no separate bank accounts or accounting records for these transactions. Accordingly, the amounts represented by the caption "Contributions from Parent" in the Company's Statements of Cash Flows represent the net effect of all cash transactions between the Company and the Parent.

    For all periods presented, general and administrative expenses reflected in the financial statements include allocations of corporate expenses from the Parent. These allocations took into consideration personnel, business volume or other appropriate bases and generally include administrative expenses related to general management, insurance, information management and other miscellaneous services. Interest expense shown in the financial statements reflects interest expense associated with the Company's share of the aggregate borrowings of the Parent for each of the periods presented. Allocations of corporate expenses are estimates based on management's best assessment of actual expenses. It is management's opinion that the expenses charged to the Company are reasonable.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               PCQUOTE.COM, INC.

REVENUE RECOGNITION

    The Company principally derives its revenue from short-term subscription contracts for its services, including the supply of real-time financial data and quotations from North American financial exchanges and markets, advertising that appears on the Company's Web sites and the licensing of PCQuote 6.0 software to customers. Revenue from such subscription contracts is recognized ratably over the contract term as the contracted services are rendered. Revenue from the sale of advertising is recognized as the advertising is displayed on the Web sites. Revenue from the licensing of PCQuote 6.0 is recognized as software is downloaded and services are rendered. Such fees are either billed one month in advance of the month in which the service is provided or are automatically paid by credit card within five days prior to the month of service. The majority of PCQuote 6.0 customers pay by credit card. These and other payments received prior to services being rendered are classified as unearned revenue on the balance sheet. Revenue and the related receivable for advance billings are not reflected in the financial statements.

    The Company adopted the provisions of Statement of Position ("SOP") 97-2 SOFTWARE REVENUE RECOGNITION, on January 1, 1998. SOP 97-2 specifies the following four criteria that must be met prior to recognizing revenue: (1) persuasive evidence of the existence of an arrangement, (2) delivery, (3) fixed or determinable fee and (4) probability of collection. In addition, revenue earned on software arrangements involving multiple elements is allocated to each element based on the relative fair value of the elements. In accordance with SOP 97-2, revenue allocated to the Company's software products (including specified upgrades/enhancements) is recognized upon delivery of the products. Revenue allocated to post contract customer support is recognized ratably over the term of the support and revenue allocated to service elements (such as training and installation) is recognized as the services are performed.

ACCOUNTS RECEIVABLE

    Accounts receivable include amounts owed under short-term subscription contracts, advertising arrangements and licensing agreements. A majority of the Company's customers pay via a credit card that is authorized before delivery of the software in connection with the performance of services. The Company maintains an allowance for doubtful accounts to cover exposure related to accounts that are deemed uncollectible. The Company recorded a provision for doubtful accounts of $0, $95,000 and $149,000 and expensed $0, $61,000 and $74,000 against the allowance during the years ended December 31, 1996, 1997 and 1998, respectively.

SOFTWARE DEVELOPMENT COSTS

    The Company's investment in software development consists primarily of the formation and enhancement to its Web sites and its other service offerings. Costs associated with the planning and design phase of software development, including coding and testing activities necessary to establish technological feasibility of computer software products to be licensed or otherwise marketed, are charged to research and development as incurred. Once technological feasibility has been reached, costs incurred in the construction phase of software development, including coding, testing and product quality assurance, are capitalized.

    Amortization commences at the time of capitalization or, in the case of a new service offering, at the time the service becomes available for use. Unamortized capitalized costs determined to be in excess of the net realizable value of the product are expensed at the date of such determination. The accumulated amortization and related software development costs are removed from the respective accounts effective in the year following full amortization.

                               PCQUOTE.COM, INC.

    The Company's policy is to amortize capitalized software costs by the greater of (a) the ratio of current gross revenue to the total of current and anticipated future gross revenue for that product or (b) the straight line method over the remaining estimated economic life of the product including the period being reported on, principally three to five years. The Company assesses the recoverability of its software development costs against estimated future undiscounted cash flows. Given the highly competitive environment and technological changes in the Company's industry, these estimates of anticipated future gross revenue, the remaining estimated economic life of the product, or both may be reduced significantly.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation expense is provided using the straight line method over an estimated useful life of three years for computer equipment and five years for communication equipment.

    Office furniture, fixtures and leasehold improvements of the Company provided by the Parent are not reflected in the accompanying balance sheets of the Company. The Company's portion of the cost incurred by the Parent has been included in the historical financial data presented in the accompanying statements of operations using estimates based on personnel and or square footage utilized by the Company in the Parent's facility.

    Maintenance and repair costs are charged to expense as incurred. Costs of improvements are capitalized. Upon retirement or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the statements of operations.

ADVERTISING COSTS

    Advertising costs are charged to expense as incurred. Advertising expense were approximately $37,000, $162,000, and $551,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, ACCOUNTING FOR INCOME TAXES. The Company is included in the income tax return of the Parent. Pursuant to a tax sharing agreement effective as of the consummation of the transaction described in Note 8, the provision for income taxes of the Company has been calculated as if the Company were a stand-alone corporation filing separate tax returns.

BASIC AND DILUTED LOSS PER SHARE

    The Company computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. All share and per share data have been retroactively adjusted to reflect the incorporation of the Company on March 19, 1999 and the stock split described in Note 8 as if all shares were outstanding for all periods presented.

BUSINESS SEGMENT INFORMATION

    The Company operates in one reportable segment of financial data services.

                               PCQUOTE.COM, INC.

    One customer, a private label redistributor of the Company's PCQuote 6.0 service, accounted for 0%, 6% and 11% of the Company's revenue during the years ended December 31, 1996, 1997 and 1998, respectively. Accounts receivable from this customer accounted for 47% and 23% of total accounts receivable at December 31, 1997 and 1998, respectively.

BUSINESS CONCENTRATIONS

    The Company is dependent upon the Parent to provide software programming assistance, data feeds, communications lines and related facilities, network operations and Web site management services, and certain administrative, engineering and human resources services. The inability of the Parent to continue to provide such services could in the near term negatively affect the competitive position of the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company believes that the carrying amounts of its financial instruments, consisting of accounts receivable, accounts payable and accrued liabilities, approximates the fair value of such items.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial statements for the interim periods have been included. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be achieved for the full fiscal year.

(3)  LIQUIDITY

    Operations of the Company for the current and prior year did not generate sufficient cash flow to cover current obligations. The Parent has funded such obligations and has made a commitment to continue to provide financing to the Company until the transaction described in Note 7 is consummated.

(4)  RELATED PARTY TRANSACTIONS

    The Company engages in transactions with the Parent in the normal course of its business. These transactions include the purchase of Web site hosting services from the Parent, assistance with software programming, data feeds, communications lines and related facilities, network operations and Web site management services and certain administrative, engineering and human resources services.

    In consideration for these services, the Parent has allocated a portion of its overhead costs related to such services to the Company. The allocations were estimated using proportional cost allocation methods.

    Administration costs for services provided by the Parent to the Company were determined by identifying the Parent's personnel who supported the Company. Their pay, based on the number of hours of service provided, plus benefits, was used to calculate these costs. Employees of the Company are eligible for various benefits under programs maintained by the Parent. The cost related to property usage is determined based on the square footage used by the Company. The Company is also charged a pro-rata share, based on square footage, of the utilities, property taxes and other costs. Internet/ telecom costs include an allocation of monthly depreciation for all hardware and software based on usage by the Company, as well as monthly rates for telecommunications services used by the Company.

                               PCQUOTE.COM, INC.

    In management's opinion, the methods to identify and allocate costs to the Company for these services provided by the Parent are reasonable.

(5)  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                             YEARS ENDED
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                          1997        1998
                                                                       ----------  -----------
Computer equipment...................................................  $  431,935  $   743,242
Communications equipment.............................................          --        3,537
                                                                       ----------  -----------
                                                                          431,935      746,779
Less accumulated depreciation........................................      71,989      268,205
                                                                       ----------  -----------
Property and equipment, net..........................................  $  359,946  $   478,574
                                                                       ----------  -----------
                                                                       ----------  -----------

    Depreciation expense recorded by the Company was $71,989 and $196,216 during the years ended December 31, 1997 and 1998, respectively.

(6)  INCOME TAXES

    Income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to losses before income tax expense as a result of the following:

                                                             YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                        1996          1997           1998
                                                     -----------  -------------  -------------
Computed "expected" tax benefit....................  $  (686,652) $  (1,600,311) $    (756,858)
Increase (decrease) in tax benefit resulting from:
  Change in valuation allowance....................      775,917      1,808,351        855,249
  State and local income taxes, net of federal
    benefit........................................      (89,265)      (208,040)       (98,392)
                                                     -----------  -------------  -------------
Income tax expense (benefit).......................  $        --  $          --  $          --
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------

    No deferred income tax expense (benefit) was recognized as the results from temporary differences in the recognition of income and expense for income tax and financial reporting purposes were offset

                               PCQUOTE.COM, INC.

by a valuation allowance. The sources and tax effects of those temporary differences are presented below:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1998
                                                                  -------------  -------------
Deferred tax assets:
  Unearned revenue..............................................  $      98,814  $     246,724
  Allowance for doubtful accounts...............................         13,446         43,124
  Accrued expenses..............................................          7,801         16,814
  Property and equipment........................................          4,146         13,466
                                                                  -------------  -------------
  Net operating loss............................................      3,321,715      4,075,722
    Gross deferred tax assets...................................      3,445,922      4,395,850
    Less valuation allowance....................................     (2,611,955)    (3,467,205)
                                                                  -------------  -------------
      Net deferred tax assets...................................        833,967        928,645

Deferred tax liabilities:
  Capitalized software..........................................       (833,967)      (928,645)
                                                                  -------------  -------------
    Gross deferred tax liabilities..............................       (833,967)      (928,645)
                                                                  -------------  -------------
Net deferred income taxes.......................................  $          --  $          --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The net change in the valuation allowance for the years ended December 31, 1997 and 1998 was an increase of $1,808,351 and $855,250, respectively. The net operating loss carryforward will remain an asset of the Parent subsequent to the consummation of the contribution and separation agreement described in Note 8, and therefore will not be available to the Company to be utilized in future tax periods.

(7)  EQUITY TRANSACTIONS

    On March 19, 1999, the Company was incorporated as a wholly-owned subsidiary of the Parent and was capitalized through the authorization and issuance of common stock to its Parent. The Company intends to file a registration statement with the Securities and Exchange Commission to sell authorized common stock to the public. The Company adopted the 1999 Combined Incentive and Non-statutory Stock Option Plan in May 1999. There are 1,538,600 shares of common stock reserved for issuance under this plan. The plan terminates in September 2009, unless terminated sooner by the Company's Board of Directors. The plan authorizes the award of options and restricted stock purchase rights. The plan will be administered by the Company's Board of Directors or a committee appointed by the Company's Board of Directors. The administrator has the authority to interpret the plan, grant awards and make all other determinations necessary to administer the plan. Stock options are exercisable for a period not to exceed ten years from the date of the grant and, to the extent determined at the time of grant, may be paid for in cash or by a reduction in the number of shares issuable upon exercise of the option.

    On April 12, 1999, the Company entered into a 3 1/2 year agreement with CNNFN under which CNNFN granted the Company a license to display on the Company's Web sites certain headlines from CNNFN original stories published on the CNNFN Web site at CNNFN.COM. In connection with the agreement, the Company issued to CNNFN a warrant to acquire 515,790 shares of common stock, representing a five percent interest in the common stock of the Company outstanding prior to the offering. The warrant is exercisable for nominal consideration. On April 29, 1999, CNNFN exercised the

                               PCQUOTE.COM, INC.

vested portion of this warrant and acquired 128,948 shares of common stock. The estimated value of the warrant, as of the date of the agreement, will be amortized over the term of the agreement.

(8)  CERTAIN TRANSACTIONS

    On             , 1999, the Company and its Parent entered into certain
agreements, effective March 31, 1999, governing various interim and ongoing relationships, including a Contribution and Separation Agreement, Maintenance Agreement, DataFeed License Agreement, Services Agreement, Non-Competition Agreement, Registration Rights Agreement and Tax Indemnification and Allocation Agreement. Under the Contribution and Separation Agreement, the Parent transferred certain assets to the Company and the Company assumed certain liabilities of the Parent. Under the Services Agreement, which has an initial term ending June 30, 2000, the Parent will perform certain services and provide office space for $213,500 per month through September 1999, $163,500 per month thereafter through December 1999, $138,500 per month thereafter through March 2000 and $113,500 per month thereafter. Under the Maintenance Agreement, the Company will receive software features, upgrades and enhancements to PCQuote Orbit and will pay the Parent 3% of gross revenues obtained from use or sublicensing of PCQuote Orbit. Under the Data Feed Agreement, the Company will be entitled to use the Parent's data feed for a monthly fee based on the number of users and quotes accessed. The rates or amounts to be paid by the Company under these agreements are not expected to be materially different than the rates or amounts currently being charged by the Parent.

    On May 28, 1999, the Company entered into a new license agreement with Townsend Analytics for the right to use a software application which is marketed as PCQuote 6.0. The Company also offers private label versions of this application. The new agreement replaced the prior agreement between Townsend Analytics and the Parent. The initial term of the agreement ends December 4, 2000. The Company agrees to pay them 33% of the subscription revenue derived from its PCQuote 6.0 service and 50% of revenues relating to the private label version that it presently sublicenses to two of its customers. For certain of its customers, Townsend Analytics provides hosting services and order execution capabilities and receives a license fee of 66% of the Company's revenues derived from these customers. Regardless of actual subscription revenues it receives, the Company is required under the license agreement to make minimum license fee payments to Townsend Analytics of $220,000 per month. The Company will pay $500,000 to the Parent to reimburse them for a portion of the amount to be paid by them to Townsend Analytics upon replacement of the prior agreement between the Parent and Townsend Analytics. In addition, the Company could be required to pay up to $2.0 million to satisfy any shortfall in the $5.0 million minimum aggregate license fees the Parent anticipates it will be required to pay to Townsend Analytics under an anticipated new agreement between those two companies.

    On June   , 1999, the Board of Directors approved a 9,800-for-one stock split of the Company's outstanding Common Stock. All common shares and per share data have been retroactively adjusted to reflect this stock split.

    On June   , 1999, the Company granted options to purchase    shares of
common stock at the initial public offering price.

    On June 4, 1999, the Company authorized 1,000,000 shares of $.01 par value preferred stock for future issuance. In addition, the Company amended its articles of incorporation to increase its authorized common stock to 74,000,000 shares.

            [Logos and text descriptions of PCQuote.com's services;
              pictures of PCQuote Orbit and Web Template services]

--------------------------------------------------------------------------------

Until          , 1999, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                     [LOGO]

                             PRUDENTIAL SECURITIES

                           U.S. BANCORP PIPER JAFFRAY

                                  FAC/EQUITIES

                                   E*OFFERING

            [Diagram and text descriptions of PCQuote.com features]

-----------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses to be paid by us in connection with this offering are as follows. All amounts other than the SEC registration fee, NASD filing fee and Nasdaq National Market application fee are estimates.

SEC registration fee............................................  $34,687.00
NASD filing fee.................................................  $12,977.50
Nasdaq National Market listing fee..............................  $   *
Printing........................................................  $   *
Legal fees and expenses.........................................  $   *
Accounting fees and expenses....................................  $   *
Blue sky fees and expenses......................................  $   *
Transfer agent and registrar fees...............................  $   *
Miscellaneous...................................................  $   *
                                                                  ---------
Total...........................................................  $   *
                                                                  ---------
                                                                  ---------

------------

*   To be provided by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    As permitted by the General Corporation Law of the State of Delaware, our Bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain very limited exceptions, (ii) we may indemnify our other employees and agents as set forth in the General Corporation Law of the State of Delaware, (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain very limited exceptions and (iv) the rights conferred in our Bylaws are not exclusive.

    We intend to enter into Indemnification Agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving one of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

    Reference is also made to Section 8 of the Underwriting Agreement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities. The indemnification provision in our certificate of incorporation, Bylaws and the Indemnification Agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

    We expect, with approval by our Board of Directors, to obtain directors' and officers' liability insurance.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                                        EXHIBIT NUMBER
-----------------------------------------------------------------------------  -----------------
Form of Underwriting Agreement...............................................            1.1
Amended and Restated Articles of Incorporation of PCQuote.com................            3.1
Bylaws of PCQuote.com........................................................            3.2
Form of Indemnification Agreement............................................          10.12

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    We issued 9,800,000 shares of our common stock to HyperFeed Technologies on March 19, 1999.

    On April 12, 1999, we granted CNNFN a warrant to purchase 515,790 shares of our common stock exercisable for nominal consideration. On April 29, 1999, CNNFN purchased 128,948 shares of our common stock upon exercise of the vested portion of this warrant.

    All issuances of securities were made in reliance on Section 4(2) of the Securities Act.

    The above share numbers reflect an anticipated 9,800-for-1 split of our common stock.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  The following exhibits are filed herewith:

EXHIBIT NO.                                              DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------
       1.1     Form of Underwriting Agreement*

       3.1     Amended and Restated Certificate of Incorporation*

       3.2     By-laws

       4.1     Specimen Stock Certificate*

       4.2     Warrant issued by Registrant to CNNFN

       4.3     Statement of Registration Rights by and between registrant and CNNFN (included in Exhibit 4.2)

       4.4     Form of Registration Rights Agreement to be entered into by and between registrant and HyperFeed
               Technologies, Inc.

       5.1     Opinion of Wildman, Harrold, Allen & Dixon regarding legality of the securities being registered*

      10.1     Form of Contribution and Separation Agreement to be entered into by and between registrant and
               HyperFeed Technologies, Inc.

      10.2     Form of Services Agreement to be entered into by and between registrant and HyperFeed
               Technologies, Inc.

EXHIBIT NO.                                              DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------
      10.3     Form of Maintenance Agreement to be entered into by and between registrant and HyperFeed
               Technologies, Inc.

      10.4     Form of Datafeed License Agreement to be entered into by and between registrant and HyperFeed
               Technologies, Inc.

      10.5     Form of Non-Competition Agreement to be entered into by and between registrant and HyperFeed
               Technologies, Inc.

      10.6     Form of Tax Indemnification and Allocation Agreement to be entered into by and between registrant and HyperFeed Technologies Inc.*

      10.7     Agreement dated April 12, 1999 by and between registrant and CNNFN*

      10.8     Software License and Distributor Agreement dated May 28, 1999 by and between registrant and
               Townsend Analytics, Ltd.*

      10.9     Executive Employment Agreement dated June 8, 1999 by and between registrant and Andrew Peterson

      10.10    1999 Combined Incentive and Non-statutory Stock Option Plan

      10.11    Internet Trading Access Agreement dated December 21,1998 by and between registrant and AB
               Watley*

      10.12    Form of Indemnification Agreement to be entered into by and between registrant and its directors and executive officers

      23.1     Consent of KPMG LLP*

      23.2     Consent of Wildman, Harrold, Allen & Dixon (included in Exhibit 5.1)

      24.1     Power of Attorney (included on signature page)

      27.1     Financial Data Schedule

      99.1     Consent of James R. Quandt

      99.2     Consent of Francis J. Harvey

      99.3     Consent of Ronald J. Grabe

------------

*   To be filed by amendment

    (b)  Financial Statement Schedules

    No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 9th day of June, 1999.

                                PCQuote.com, INC.

                                By:              /s/ JIM R. PORTER
                                     -----------------------------------------
                                                   Jim R. Porter
                                              CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Timothy K. Krauskopf or Andrew N. Peterson or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 9, 1999.

              SIGNATURE                   TITLE
--------------------------------------    --------------------------------------

          /s/ JIM R. PORTER
--------------------------------------    Chairman of the Board and Chief
            Jim R. Porter                   Executive Officer

       /s/ TIMOTHY K. KRAUSKOPF
--------------------------------------    President, Chief Operating Officer and
         Timothy K. Krauskopf               Director

        /s/ ANDREW N. PETERSON
--------------------------------------    Chief Financial Officer and Secretary
          Andrew N. Peterson

          /s/ JOHN E. JUSKA
--------------------------------------    Director
            John E. Juska

           /s/ JOHN R. HART
--------------------------------------    Director
             John R. Hart